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                                                                  EXECUTION COPY

                                                                    Exhibit 10.3

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                          AGREEMENT AND PLAN OF MERGER

                                      among

                             DYCOM INDUSTRIES, INC.,

                          UTILIQUEST ACQUISITION CORP.,

                            UTILIQUEST HOLDINGS CORP.

                                       and

                     OCM/GFI POWER OPPORTUNITIES FUND, L.P.

                          Dated as of November 17, 2003

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                                TABLE OF CONTENTS

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                                    ARTICLE I

                                   THE MERGER

SECTION 1.01. The Merger.................................................     1

SECTION 1.02. Effective Time; Closing....................................     1

SECTION 1.03. Effect of the Merger.......................................     2

SECTION 1.04. Certificate of Incorporation; By-Laws......................     2

SECTION 1.05. Directors..................................................     2

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 2.01  Conversion of Securities...................................     2

Section 2.02  Merger Consideration.......................................     3

Section 2.03  Stock Options..............................................     4

Section 2.04  Exchange of Certificates...................................     4

Section 2.05  Calculation of the Merger Consideration and the Per Share
              Merger Consideration.......................................     5

Section 2.06  Merger Consideration Adjustment............................     5

Section 2.07  Stock Transfer Books.......................................     7

Section 2.08  Escrow.....................................................     8

Section 2.09  Withholding................................................     8

Section 2.10  Dissenting Shares..........................................     8
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                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.01  Organization and Qualification of the Company..............     9

Section 3.02  Subsidiaries...............................................     9

Section 3.03  Certificate of Incorporation and By-Laws...................    10

Section 3.04  Capitalization.............................................    10

Section 3.05  Authority Relative to This Agreement.......................    11

Section 3.06  No Conflict; Required Filings and Consents.................    12

Section 3.07  Licenses and Permits.......................................    12

Section 3.08  Compliance with Law and Notices of Violation...............    13

Section 3.09  Financial Information; Books and Records; Undisclosed
              Liabilities................................................    13

Section 3.10  Absence of Certain Changes or Events.......................    14

Section 3.11  Absence of Litigation......................................    14

Section 3.12  Employee Benefit Plans.....................................    14

Section 3.13  Labor and Employment Matters...............................    16

Section 3.14  Key Employees..............................................    17

Section 3.15  Real Property..............................................    17

Section 3.16  Intellectual Property......................................    18

Section 3.17  Taxes......................................................    20

Section 3.18  Environmental Matters......................................    22

Section 3.19  Accounts Receivable........................................    22

Section 3.20  Inventories................................................    22

Section 3.21  Material Contracts.........................................    23

Section 3.22  Insurance..................................................    24

Section 3.23  Related Party Transactions.................................    24
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Section 3.24  Board Approval; Vote Required..............................    24

Section 3.25  Title to Assets............................................    25

Section 3.26  Customers..................................................    25

Section 3.27  Brokers....................................................    25

Section 3.28  No Other Representations or Warranties.....................    26

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Section 4.01  Corporate Organization.....................................    26

Section 4.02  Authority Relative to This Agreement.......................    26

Section 4.03  No Conflict; Required Filings and Consents.................    26

Section 4.04  No Vote Required...........................................    27

Section 4.05  Operations of Merger Sub...................................    27

Section 4.06  Financing..................................................    27

Section 4.07  Brokers....................................................    27

                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.01  Conduct of Business by the Company Pending the Merger......    28

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

Section 6.01  Access to Information; Confidentiality.....................    30

Section 6.02  No Solicitation of Transactions............................    31

Section 6.03  Further Action; Commercially Reasonable Efforts............    31

Section 6.04  Obligations of Merger Sub..................................    32

Section 6.05  Public Announcements.......................................    32
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Section 6.06  Closing Date Debt..........................................    33

Section 6.07  UQ Acquisition Claims......................................    33

Section 6.08  Termination of Enumerated Related Party Agreements
              and Other Contracts........................................    34

Section 6.09  Settlement Agreement and Mutual Release....................    34

Section 6.10  Estoppel Certificates......................................    35

                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

Section 7.01  Conditions to the Obligations of Parent and Merger Sub.....    35

Section 7.02  Conditions to the Obligations of GFI and the Company.......    36

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

Section 8.01  Termination................................................    37

Section 8.02  Effect of Termination......................................    38

Section 8.03  Expenses...................................................    38

                                   ARTICLE IX

                                 INDEMNIFICATION

Section 9.01  Survival of Representations, Warranties and Covenants......    39

Section 9.02  Indemnification of Parent Indemnified Parties..............    39

Section 9.03  Indemnification by Parent..................................    40

Section 9.04  Limits on Indemnification..................................    40

Section 9.05  Indemnification Procedures.................................    41

Section 9.06  Delivery and Release of Indemnity Escrow...................    42

Section 9.07  No Right of Contribution...................................    43
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Section 9.08  Exclusive Remedy...........................................    43

Section 9.09  Losses Net of Insurance, Tax Benefits......................    43

Section 9.10  No Consequential Damages...................................    44

Section 9.11  Subrogation of Rights......................................    44

Section 9.12  Tax Matters................................................    45

Section 9.13  Stockholder Representative.................................    49

                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

Section 10.01 Notices....................................................    49

Section 10.02 Certain Definitions........................................    50

Section 10.03 Severability...............................................    60

Section 10.04 Entire Agreement; Assignment...............................    61

Section 10.05 Parties in Interest........................................    61

Section 10.06 Arbitration; Legal Proceedings.............................    61

Section 10.07 Specific Performance.......................................    62

Section 10.08 Amendment..................................................    62

Section 10.09 Waiver.....................................................    62

Section 10.10 Headings...................................................    63

Section 10.11 Pronouns...................................................    63

Section 10.12 Counterparts...............................................    63
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EXHIBITS

Exhibit 2.05 - Calculation of Closing Date Debt

Exhibit 2.06(a) - Form of Statement of Working Capital and Working Capital Calculation Procedures

Exhibit 2.08 - Form of Escrow Agreement

Exhibit 6.06 - List of Capital Leases

Exhibit 6.08 - Enumerated Contracts for Termination

Exhibit 6.10 - List of Leased Properties Requiring Estoppel Certificates

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Exhibit 7.01(h) - Form of Non-Disclosure Agreement

SCHEDULES

Schedule I - List of Persons Deemed to Have Knowledge of the Company

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                  AGREEMENT AND PLAN OF MERGER, dated as of November 17, 2003
(this "Agreement"), among Dycom Industries, Inc., a Florida corporation ("Parent"), UtiliQuest Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), UtiliQuest Holdings Corp., a Delaware corporation (the "Company"), and OCM/GFI Power Opportunities Fund, L.P., a Delaware limited partnership ("GFI").

                  WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company with the Company being the surviving corporation (the "Merger");

                  WHEREAS, this Agreement and the Merger have been adopted and approved by the respective boards of directors of Parent, Merger Sub and the Company;

                  WHEREAS, this Agreement and the Merger have been duly adopted and approved by the holders of a majority of the outstanding shares of common stock of the Company entitled to vote; and

                  WHEREAS, on or prior to the Closing, Parent, the Representative and Wilmington Trust Company, or another mutually acceptable escrow agent (the "Escrow Agent"), shall execute an escrow agreement (the "Escrow Agreement") substantially in the form of Exhibit 2.08 hereof;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub, GFI and the Company hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

                  SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.02), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

                  SECTION 1.02. Effective Time; Closing. As promptly as practicable after the satisfaction or waiver of the conditions set forth in
Article VII (other than those conditions that by their nature are to be performed at Closing), but in no event later than two (2) Business Days after such satisfaction or waiver, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the "Effective Time"). Contemporaneously with the filing of the Certificate of Merger, a closing (the "Closing") shall be held at the offices of Shearman & Sterling LLP, 599

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Lexington Avenue, New York, New York 10022, or such other place as the parties shall agree. The date the Closing occurs shall be referred to herein as the "Closing Date".

                  SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

                  SECTION 1.04. Certificate of Incorporation; By-Laws.

                           (a) At the Effective Time, the Certificate of
Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Law and such Certificate of Incorporation; provided, however, that, at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is UtiliQuest Holdings Corp.".

                           (b) At the Effective Time, the By-Laws of Merger Sub,
as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

                  SECTION 1.05. Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death resignation or approval.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

                  Section 2.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

                           (a) each share of common stock, par value $0.001 per
share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (each a "Share" and collectively, the "Shares" and each holder of Shares, a

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"Stockholder") (other than any Shares to be canceled pursuant to Section
2.01(b)) shall be canceled and shall be converted automatically into the right to receive the Per Share Merger Consideration (as defined below). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except for the right to receive the Per Share Merger Consideration payable upon surrender of the certificate (or delivery of a duly executed affidavit of lost certificate) that formerly evidenced such Share in the manner provided in Section 2.04;

                           (b) each share held in the treasury of the Company
immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

                           (c) each share of common stock, par value $0.01 per
share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

                  Section 2.02 Merger Consideration.

                           (a) Subject to the adjustments set forth in Section
2.06, the "Merger Consideration" shall consist of (i) $120 million in cash, less
(ii) an amount equal to the Closing Date Debt (only to the extent not previously paid or taken into account in determining Working Capital), all of which Parent shall cause to be repaid as of the Closing, as set forth in Section 6.06 hereof, less (iii) the Closing Expenses (only to the extent not previously paid or taken into account in determining Working Capital) and less (iv) the Adjustment Escrow Amount and the Indemnity Escrow Amount which amounts shall be deposited into the Escrow Accounts by the Parent pursuant to Section 2.08 hereof, as adjusted in accordance with the provisions of this Agreement.

                           (b) Subject to the adjustments set forth in Section
2.06 for purposes of this Agreement, the "Per Share Merger Consideration" shall mean (i) the sum of (A) the Merger Consideration, plus (B) the Aggregate Option Exercise Price (as defined below), divided by (ii) the Aggregate Fully-Diluted Shares (as defined below). The "Aggregate Fully-Diluted Shares" shall be the sum of the aggregate number of Shares outstanding immediately prior to the Effective Time, plus the aggregate number of Shares issuable upon the exercise in full of all Options (as defined below) outstanding immediately prior to the Effective Time, and the "Aggregate Option Exercise Price" shall mean the sum of the cash exercise prices payable upon exercise in full of all such outstanding Options.

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                  Section 2.03 Stock Options.

                           (a) Effective as of the Effective Time, the Company
shall take all necessary action, including obtaining the consent of the individual holders of Options (the "Optionholders"), if necessary, and the adoption of board of directors resolutions providing for the acceleration and cash-out of the Options to (i) terminate the Company's Stock Option Plan, as amended through the date of this Agreement, (ii) provide that each outstanding option to purchase Shares granted under the Company Stock Option Plan (each, an "Option") that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested or exercisable, shall become fully vested and exercisable as of the Effective Time and (iii) cancel as of the Effective Time each Option that is outstanding and unexercised at the Effective Time. Each holder of an Option that is outstanding and unexercised at the Effective Time and that has an exercise price per Share that is less than the Per Share Merger Consideration shall be entitled (subject to the provisions of this Section 2.03) to be paid by the Surviving Corporation immediately after the Effective Time, in exchange for the cancellation of such Option, an amount in cash (subject to any applicable withholding taxes) equal to the product of (i) the difference between the Per Share Merger Consideration and the exercise price of such Option and
(ii) the aggregate number of Shares issuable upon exercise of such Option. Any such payment shall be subject to all applicable federal, state and local tax withholding requirements. At the Effective Time, Parent shall wire to an account designated by the Company an amount sufficient to enable the Surviving Corporation to make the payments required pursuant to this Section 2.03 and shall cause the Surviving Corporations to make such payments.

                  Section 2.04 Exchange of Certificates.

                           (a) At the Effective Time of the Merger, each holder
of an outstanding certificate or certificates representing Shares ("Certificates"), upon surrender of the same to Parent (or delivery of a duly executed affidavit of lost certificate), shall be entitled to receive from Parent in exchange therefore an amount equal to the Per Share Merger Consideration multiplied by the number of Shares represented by the Certificates (the "Merger Payment"). Pending such surrender and exchange, a holder's Certificates shall be deemed for all purposes (other than the exchange contemplated by this Section 2.04) to evidence such holder's right to receive the Merger Payment. At the Effective Time, Parent shall make payment to each Stockholder by wire transfer to the account designated by such Stockholder not later than three (3) Business Days prior to the Effective Time.

                           (b) Upon surrender of a Certificate, together with
such documents as may be reasonably requested by Parent, such Certificate shall forthwith be cancelled.

                           (c) If any Certificate shall have been lost, stolen
or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, providing an indemnity against any claim that may be made against it with respect to such Certificate, the Parent will issue in

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exchange for such lost, stolen or destroyed Certificate the Merger Payment to which the holders thereof are entitled pursuant to this Section 2.04.

                  Section 2.05 Calculation of the Merger Consideration and the Per Share Merger Consideration. At least three (3) Business Days prior to the Effective Time, the Company shall provide to Parent (i) a true and complete schedule setting forth the name, address and tax identification number of each holder of Shares or Options as well as the number and type of such securities held by such holder as of immediately prior to the Effective Time, (ii) a true and complete schedule of the Closing Date Debt and a calculation pursuant to
Exhibit 2.05 hereof showing how the Closing Date Debt was calculated, certified by the Company's chief financial officer, (iii) a true and complete schedule setting forth the exercise price of each Option, (iv) a true and complete schedule setting forth the Company's best estimate of the Closing Expenses, (v) a true and complete schedule setting forth the Per Share Merger Consideration (the "Per Share Merger Consideration Certificate") to be paid to each Stockholder and (vi) such additional information as is reasonably requested by Parent in order to determine the Merger Consideration and the amount to be paid to the Stockholders.

                  Section 2.06 Merger Consideration Adjustment.

                           (a) At least three (3) Business Days prior to the
Effective Time, the Company will deliver to Parent a statement indicating the Company's good faith estimate of the consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date (the "Estimated Balance Sheet") and a statement of Working Capital in the form of Exhibit 2.06(a), indicating the Company's good faith estimate of Working Capital at the Closing Date based on the Estimated Balance Sheet ("Estimated Working Capital"). The Estimated Balance Sheet shall be prepared, and Estimated Working Capital shall be calculated, in accordance with GAAP consistent with the Company's past practice and in accordance with the policies and procedures set forth in Exhibit 2.06(a) hereto. If the Estimated Working Capital exceeds Targeted Working Capital, then such excess shall be added to the Merger Consideration (and shall be reflected in the calculation of Per Share Merger Consideration payable at Closing) on a dollar-for-dollar basis. If the Targeted Working Capital exceeds Estimated Working Capital, then such excess shall be subtracted from the Merger Consideration (and shall be reflected in the calculation of Per Share Merger Consideration payable at Closing) on a dollar-for-dollar basis. As soon as practicable, but in no event later than 75 days following the Closing Date, the Surviving Corporation shall prepare a consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date (the "Closing Balance Sheet") and a statement of Working Capital in the form of Exhibit 2.06, which shall set forth a calculation of Working Capital at the Closing Date based on the Closing Balance Sheet ("Closing Working Capital"). The Closing Balance Sheet shall be prepared, and Closing Working Capital shall be calculated, in accordance with GAAP consistent with the Company's past practice and in accordance with the policies and procedures set forth in Exhibit 2.06(a) hereto. The Closing Balance Sheet shall be audited by Deloitte & Touche, whose

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expenses shall be borne by the Surviving Corporation, and who shall also certify as to the calculation of the Working Capital.

                           (b) During the preparation of the Closing Balance
Sheet and the calculation of Closing Working Capital (collectively, the "Closing Financial Data"), and the period of any dispute within the contemplation of this
Section 2.06, the Representative shall reasonably cooperate with Parent and Parent's authorized representatives, including by providing on a timely basis all information in its possession necessary in preparing the Closing Financial Data that is not in the possession of the Surviving Corporation.

                           (c) Parent shall deliver a copy of the Closing
Financial Data to the Representative promptly after it has been prepared together with duly executed certificates from each of the Surviving Corporation and Deloitte & Touche stating that such Closing Financial Data was prepared in accordance with GAAP consistent with the Company's past practice and in accordance with the policies and procedures set forth in Exhibit 2.06(a). After receipt of the Closing Financial Data, the Representative shall have 45 days to review the Closing Financial Data, together with the workpapers used in the preparation thereof, and have its independent auditors, at its expense, audit the Closing Balance Sheet in accordance with GAAP consistent with the Company's past practice. From and after the Closing Date, Parent shall cooperate with the Representative and its authorized representatives (including its auditors) (including providing access to books, records, facilities and employees of the Surviving Corporation and the workpapers of the Surviving Corporation and Deloitte & Touche) so that the Representative and its auditors may review the Closing Financial Data. The Representative may dispute items reflected in the Closing Financial Data only on the basis that such amounts were not prepared in conformity with GAAP consistent with the Company's past practice and the accounting policies and procedures set forth on Exhibit 2.06(a) hereto or were arrived at based on mathematical or clerical error. Unless the Representative delivers written notice to Parent on or prior to the 45th day after the Representative's receipt of the Closing Financial Data specifying in reasonable detail the amount, nature and basis of all disputed items, the Representative shall be deemed to have accepted and agreed to the calculation of Closing Working Capital. If the Representative so notifies Parent of its objection to the calculation of Closing Working Capital, the Representative and Parent shall, within 30 days (or such longer period as the parties may agree) following such notice (the "Resolution Period"), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive. All amounts that are not in dispute with respect to the calculation of Closing Working Capital shall be released from the Adjustment Escrow Account by the Escrow Agent pursuant to the Escrow Agreement, and paid to the Stockholders and Optionholders in accordance with their Applicable Percentage.

                           (d) If, at the conclusion of the Resolution Period,
any amounts remain in dispute, then all amounts remaining in dispute shall be submitted to KPMG (the "Neutral Auditor"). Each party agrees to execute, if requested by the Neutral Auditor, a reasonable engagement letter, including customary indemnities. Parent and the Company shall each pay the

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percentage of the amount of the fees and expenses of the Neutral Auditor equal to (A) the aggregate amount of the disputed matters submitted to the Neutral Auditor that are not settled in favor of such party (as finally determined by the Neutral Auditor), divided by (B) the aggregate amount of all disputed matters submitted to the Neutral Auditor; provided, that the amount (if any) the Company would be required to pay pursuant to this sentence shall be paid to the Neutral Auditor from the Adjustment Escrow. The Neutral Auditor shall act as an arbitrator to determine, based solely on the provisions of this Section 2.06 and the presentations by Parent and the Representative, and not by independent review, only those issues still in dispute and only as to whether such amounts were arrived at in conformity with this Section 2.06. The Neutral Auditor's determination shall be made within 30 days of their engagement, shall be set forth in a written statement delivered to Parent and the Representative and shall be final, binding and conclusive. The term "Final Closing Working Capital" shall mean the definitive Closing Working Capital agreed to (or deemed to be agreed to) by Parent and the Representative in accordance with Section 2.06(c) hereof or the definitive Closing Financial Data resulting from the determinations made by the Neutral Auditor in accordance with this Section 2.06(d) (in addition to those items theretofore agreed to by Parent and the Representative).

                           (e) (i) If the Final Closing Working Capital exceeds
the Estimated Working Capital then the Merger Consideration shall be increased by the amount by which the Final Closing Working Capital exceeds the Estimated Working Capital. In such case, Parent shall promptly pay the Stockholders and the Optionholders such additional Merger Consideration (the "Additional Merger Consideration") and each Stockholder and Optionholder shall be entitled to receive their Applicable Percentage of the Additional Merger Consideration in cash; provided, however, that in no event shall the amount of the Additional Merger Consideration payable by Parent hereunder exceed the Adjustment Escrow Amount.

                               (ii) If the Estimated Working Capital exceeds the
Final Closing Working Capital, then the Merger Consideration shall be decreased by the amount by which the Estimated Working Capital exceeds the Final Closing Working Capital. The amount of such decrease to the Merger Consideration made pursuant to this Section 2.06(e)(ii) shall be released from the Adjustment Escrow Account by the Escrow Agent, pursuant to the Escrow Agreement, and paid to the Parent in cash; provided, however, that in no event shall such decrease to the Merger Consideration payable hereunder exceed the Adjustment Escrow Amount.

                           (f) Upon the completion of the Merger Consideration
adjustment process, the Escrow Agent shall release any amounts left in the Adjustment Escrow Account to the Stockholders and Optionholders in accordance with their Applicable Percentage.

                  Section 2.07 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders

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of Certificates shall cease to have any rights with respect to Shares represented by such Certificates, except as otherwise provided in this Agreement or by Law.

                  Section 2.08 Escrow. On or prior to the Closing, the Representative and Parent shall enter into the Escrow Agreement. In accordance with the terms of the Escrow Agreement, at the Effective Time Parent shall deposit by wire transfer the Adjustment Escrow Amount and the Indemnity Escrow Amount in two separate accounts to be managed and paid out by the Escrow Agent in accordance with the terms of the Escrow Agreement and this Agreement.

                  Section 2.09 Withholding. Parent and the Company shall each be entitled at any time to deduct and withhold from the Per Share Merger Consideration otherwise payable to the Stockholders pursuant to this Agreement and from any payments made to the Optionholders pursuant to Section 2.03 such amounts as Parent and the Company reasonably determine they are required to deduct and withhold and pay over to the applicable taxing authorities with respect to the making of such payment under the Code or any applicable provision of state or local Tax Law. To the extent that amounts are so withheld by Parent or the Company, Parent or the Company, as applicable, shall pay over such amounts to the applicable taxing authorities. To the extent that amounts are so withheld by Parent or the Company and paid over to the applicable Tax Authority, such amounts shall be treated for all purposes as having been paid to the Stockholder or holder of Options, as applicable, in respect of whose consideration such deduction or withholding was made.

                  Section 2.10 Dissenting Shares.

                           (a) Notwithstanding any provision of this Agreement
to the contrary and to the extent available under the DGCL, Shares that are outstanding immediately prior to the Effective Time and that are held by Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into, or represent the right to receive, the Per Share Merger Consideration. Such Stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such
Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.04, of the certificate or certificates that formerly evidenced such Shares.

                           (b) The Company shall give Parent timely notice of
any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  As an inducement to Parent and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the company disclosure schedule which has been prepared by the Company and delivered by the Company to Parent and Merger Sub prior to the execution and delivery of this Agreement (the "Company Disclosure Schedule"):

                  Section 3.01 Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary except such jurisdictions, if any, in which the failure to be in good standing or be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect. Section 3.01 of the Company Disclosure Schedule sets forth a true and complete list of all jurisdictions in which the Company is duly qualified or licensed as a foreign corporation to do business.

                  Section 3.02 Subsidiaries.

                           (a) Section 3.02(a) of the Company Disclosure
Schedule sets forth a true and complete list of all Subsidiaries, listing for each Subsidiary its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership interests or similar ownership interests and the current ownership of the Company and each other Person of such shares, partnership interests or similar ownership interests. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person other than the Subsidiaries.

                           (b) Each Subsidiary that is a corporation: (i) is a
corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it is currently conducted by such Subsidiary and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except such jurisdictions, if any, in which the failure to be in good standing or be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect. Each Subsidiary that is not a corporation: (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except such jurisdictions, if any, in which the failure to be in good standing or be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect.

                           (c) True and complete copies of the certificate of
incorporation and bylaws (or similar organizational documents), in each case as in effect on the date hereof, of each Subsidiary have been delivered by the Company to Parent.

                  Section 3.03 Certificate of Incorporation and By-Laws. The Company has heretofore furnished to Parent a complete and correct copy of the Certificate of Incorporation and the By-Laws or equivalent organizational documents, each as amended to date, of the Company (collectively, the "Organizational Documents"). Such Organizational Documents are in full force and effect.

                  Section 3.04 Capitalization.

                           (a) The authorized capital stock of the Company
consists of 50,000,000 shares of Company Common Stock. As of the date of this Agreement, (i) 42,710,291 Shares are issued and outstanding, (ii) there are no Shares held in the treasury of the Company and (iii) 4,200,000 Shares are reserved for future issuance pursuant to Options granted pursuant to the Company Stock Option Plan. Except as set forth in Section 3.04(a) of the Company Disclosure Schedule or as provided in the Stockholders' Agreement, the Company Stock Option Plan and any awards agreements thereunder, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company.

                           (b) As of the date hereof, there are outstanding
Options exercisable for an aggregate of 2,725,000 Shares. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

                           (c) Section 3.04(c) of the Company Disclosure
Schedule sets forth the following information with respect to each holder of shares of capital stock of the Company outstanding as of the date of this
Agreement: (i) the name and address of such holder of record on the stock books of the Company and (ii) the number of and type of shares held.

                           (d) Section 3.04(d) of the Company Disclosure
Schedule sets forth the following information with respect to each Option outstanding as of the date of this Agreement: (i) the name and address of the optionee of record on the stock books of the Company, (ii) the particular plan pursuant to which such Option was granted, (iii) the number of shares of Company Common Stock subject to such Option, (iv) the exercise price of such Option and
(v) the date on which such Option was granted. The Company has made available to Parent accurate and complete copies of the Company Stock Option Plan pursuant to which the Company has granted such Options that are currently outstanding and the form of the stock option agreements evidencing such Options.

                           (e) Except as set forth on Section 3.04(e) of the
Company Disclosure Schedule, or as provided in the Stockholders' Agreement or pursuant to the Company Stock Option Plan, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any capital stock of the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Except for the Stockholders' Agreement, the Company Stock Option Plan and any awards agreements thereunder, neither the Company nor GFI is a party to any stockholders, voting or other agreement with respect to the Shares. All outstanding shares of capital stock of the Company and all outstanding Options have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable material Laws (as defined below) and (ii) all material requirements set forth in applicable contracts.

                           (f) Each Share and Option has been duly authorized
and validly issued. GFI is the record owner of 42,660,291 Shares, free and clear of any and all Encumbrances other than Encumbrances under this Agreement and restrictions on transfer under applicable Law.

                  Section 3.05 Authority Relative to This Agreement. Each of GFI and the Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by GFI and the Company and the consummation by GFI and the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary action, and no other proceedings on the part of GFI or the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL). The requisite Stockholders have duly approved and adopted this Agreement in accordance with the DGCL. This Agreement has been duly and validly executed and delivered by GFI or the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of GFI and the Company, enforceable against GFI and the Company in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, moratorium or other terms relating to or limiting creditors rights generally or by general principles of equity, regardless of whether such enforceability is considered in law or equity.

                  Section 3.06 No Conflict; Required Filings and Consents. Except as set forth on Section 3.06(a) of the Company Disclosure Schedule,

                           (a) The execution and delivery of this Agreement by
GFI and the Company do not, and the performance of this Agreement by GFI and the Company will not, (i) conflict with or violate the Organizational Documents of GFI and the Company, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.06(b) have been obtained and all filings and obligations described in Section 3.06(b) have been made, conflict with or violate in any material respect any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order ("Law") applicable to GFI and the Company or by which any property or asset of the Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, in the case of clause (ii), such conflicts or violations, and in the case of clause
(iii), such breaches, defaults rights of termination, amendment, acceleration, or cancellation or creations of liens or encumbrances as would not reasonably be expected to have a Material Adverse Effect, or with respect to any Material Contracts with customers of the Company, would not result in any material breach of, or constitute a material default under, or give rise to a right to terminate or materially amend, such Material Contracts.

                           (b) The execution and delivery of this Agreement by
GFI and the Company do not, and the performance of this Agreement by GFI and the Company will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a "Governmental Authority"), except pursuant to applicable requirements, if any, of (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") and (ii) filing and recordation of appropriate merger documents as required by the DGCL.

                  Section 3.07 Licenses and Permits. Except as set forth in
Section 3.07 of the Company Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect, (i) the Company and each of its Subsidiaries owns, holds or possesses all licenses, consents, franchises, permits, approvals and other orders or authorizations of, or registrations, declarations, notices or filings with (collectively, "Permits"), any Governmental Authority and any other Person necessary to own or lease, operate and use its assets and properties and to carry on and conduct its business and operations as presently conducted and (ii) neither the Company nor any of its Subsidiaries is in violation of or default under any Permit or any judgment, order, writ, injunction or decree of any court or administrative agency issued against it or any law, ordinance, rule or regulation applicable to it.

                  Section 3.08 Compliance with Law and Notices of Violation. Except as set forth in Section 3.08 of the Company Disclosure Schedule, since September 1, 2001, the Company and each of its Subsidiaries has complied in all material respects with all applicable Laws of any Governmental Authority material to them, and no material action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice ("Action") has been filed or commenced against it or any of them alleging any failure so to comply. Except as set forth in Section 3.08 of the Company Disclosure Schedule, since September 1, 2001, neither the Company nor any of its Subsidiaries has received written notice of a material violation of any Law of any Governmental Authority material to them and, to the Knowledge of the Company, no investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries, which would be material to the Company or any of its Subsidiaries, is pending or threatened, nor, to the Knowledge of the Company, has any Governmental Authority indicated in writing an intention to conduct any such investigation or review.

                  Section 3.09 Financial Information; Books and Records; Undisclosed Liabilities.

                           (a) True and complete copies of (i) the audited
consolidated balance sheet of the Company for the stub period ended as of December 31, 2001 and the fiscal year ended as of December 31, 2002, and the related audited consolidated statements of income and cashflows, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company's Accountants (collectively referred to herein as the "Financial Statements") and (ii) the unaudited consolidated balance sheet of the Company as of September 30, 2003, and the related consolidated statements of income and cashflows, of the Company (collectively referred to herein as the "Interim Financial Statements") have been delivered by the Company to Parent. The Financial Statements and the Interim Financial Statements: (i) were prepared in accordance with the books of account and other financial records of the Company,
(ii) present fairly in all material respects the consolidated financial condition of the Company as of the dates thereof and the income and cashflows for the periods involved (subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments which, except as set forth in Section 3.09(a) of the Company Disclosure Schedule, are not expected to be material), and (iii) have been prepared in accordance with U.S. GAAP applied on a basis consistent with the past practices of the Company (except, with respect to the Interim Financial Statements, the absence of notes and normal and recurring year-end adjustments which, except as set forth in Section 3.09(a) of the Company Disclosure Schedule, are not expected to be material).

                           (b) There are no material Liabilities of the Company
and its Subsidiaries other than Liabilities (i) reflected or reserved against on the unaudited consolidated balance sheet of the Company dated September 30, 2003, (ii) set forth in Section 3.09(b) of the Company Disclosure Schedule,
(iii) incurred since September 30, 2003 in the ordinary course of business, consistent with past practice, or (iv) not required to be reflected in the Financial Statements in accordance with GAAP.

                  Section 3.10 Absence of Certain Changes or Events. Since September 30, 2003 through the date of this Agreement, except as set forth in
Section 3.10 of the Company Disclosure Schedule, or as expressly contemplated by this Agreement (a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and (b) there has not been any Material Adverse Effect and (c) the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach of the covenants set forth in Section 5.01(c), (e), (f), (h) and (i).

                  Section 3.11 Absence of Litigation. Except as set forth in
Section 3.11(i) of the Company Disclosure Schedule, there is no Action (i) seeking monetary damages in excess of $150,000 or (ii) seeking equitable or injunctive relief, in each case, pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority. Except as set forth in Section 3.11(ii) of the Company Disclosure Schedule, none of the Company, the Subsidiaries or any property or asset of the Company or any Subsidiary is subject to any material continuing order of, consent decree, settlement agreement or other similar material written agreement with any Governmental Authority. None of the items set forth on Section 3.11(ii) of the Company Disclosure Schedule would prevent or materially delay consummation of the Merger or otherwise prevent or materially delay GFI and the Company from performing their respective obligations under this Agreement or would reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, except as set forth in Section 3.11(iii) of the Company Disclosure Schedule and except for claims asserted in amounts less than the deductible under the applicable insurance policy, as of the date hereof, (i) no claim submitted by the Company or any Subsidiary for insurance coverage with respect to any Action listed in Section 3.11(i) of the Company Disclosure Schedule has been denied and
(ii) coverage has not been exhausted under any of the insurance policies listed in Section 3.22 of the Company Disclosure Schedule.

                  Section 3.12 Employee Benefit Plans.

                           (a) Section 3.12(a)(i) of the Company Disclosure
Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company is a party, with respect to which the Company has any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer, consultant, or director of the Company (collectively, the "Plans"). Except as set forth in Section 3.12(a)(ii) of the Company Disclosure Schedule, each Plan is in writing and the Company has made available to Parent a true and complete copy of each Plan and has delivered to Parent, with respect to each Plan, a true and complete copy of (as applicable),
(i) each trust agreement or other funding arrangement, (ii) the most recent summary plan description and any summary of material modifications issued with respect to such summary plan description, (iii) the three most recently filed annual reports on IRS Form 5500, (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Except as provided for in this Agreement, the Company does not have any express commitment (i) to create, incur liability with respect to or cause to exist any other material Plan, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual for an amount greater than $50,000 per year, or (iii) to modify, change or terminate any Plan in a manner that would materially increase the benefits provided under such Plan or the costs of maintaining such Plan, other than with respect to a modification, change or termination required by applicable Law.

                           (b) Except as disclosed in Section 3.12(b) of the
Company Disclosure Schedule, the Company has not at any time maintained, sponsored or contributed to a plan that is (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code. No liability under Title IV of ERISA has been incurred by the Company or any of its Subsidiaries that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any of its Subsidiaries incurring any liability under such Title.

                           (c) Except as disclosed in Section 3.12(c) of the
Company Disclosure Schedule, none of the Plans (i) provides for the payment of separation, severance, termination or similar type benefits to any person or
(ii) obligates the Company to pay separation, severance, termination or similar type benefits solely or partially as a result of any transaction contemplated by this Agreement or as a result of a "change in control" within the meaning of such term under Section 280G of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company. None of the Plans provides benefits to persons other than residents of the United States.

                           (d) None of the Company, its parent, any of its
Subsidiaries, any of the Plans, any trust created thereunder, nor to the Knowledge of the Company, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company or any of its Subsidiaries would reasonably be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975, 4976 or 4980B of the Code.

                           (e) Each Plan has been operated in all material
respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. No Action is pending or, to the Knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of the Company, no fact or event exists that would reasonably give rise to any such Action.

                           (f) All contributions, premiums or payments required
to be made with respect to any Plan have in all material respects been made (or will be made) on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists which would reasonably be expected to give rise to any such challenge or disallowance.

                           (g) Each Plan that is intended to be qualified under
Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that considers Plan provisions required by the "GUST" Amendments, indicating that the Plan is so qualified and that the associated trust established in connection with such Plan is exempt from federal income taxation under Section 501(a) of the Code and no fact or event has occurred since the date of such determination letter or letters from the IRS that would reasonably be expected to have an adverse effect on the qualified status of any such Plan or the exempt status of any such trust.

                           (h) Section 3.12(h) of the Company Disclosure
Schedule set forth all current consultants, officers and employees of the Company and each Subsidiary who have entered into a written obligation with the Company or a Subsidiary to maintain in confidence all confidential or proprietary information (as defined in such agreements) acquired by them in the course of their employment and to assign to the Company or a Subsidiary all inventions made by them within the scope of their employment during such employment.

                           (i) The Company and its Subsidiaries are in
compliance with the requirements of the Workers Adjustment and Retraining Notification Act and any similar state or local law ("WARN") and, to the Knowledge of the Company, have no liabilities pursuant to WARN.

                  Section 3.13 Labor and Employment Matters.

                           (a) Except as set forth in Section 3.13(a) of the
Company Disclosure Schedule, (i) there are no material controversies pending or, to the Knowledge of the Company, threatened in writing between the Company or the Subsidiaries, on the one hand, and any of their respective employees or consultants, on the other hand, and the Company and the Subsidiaries have not experienced any controversy, strike, slowdown or work stoppage within the past three years, (ii) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees (iii) there are no unfair labor practice complaints pending against the Company or any of its Subsidiaries before the National Labor

Relations Board or any other Governmental Authority or any current portion under representations and questions involving employees of the Company or any of its Subsidiaries.

                           (b) Except as set forth in Section 3.13(b) of the
Company Disclosure Schedule (i) the Company and each Subsidiary is in compliance in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid in all material respects to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company and each Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing,
(ii) the Company and each Subsidiary has paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Knowledge of the Company, threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company and each Subsidiary, (iii) neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices, (iv) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the Knowledge of the Company, threatened in writing with respect to the Company or any Subsidiary and
(v) there is no charge of discrimination in employment or employment practices respecting any current or former employee of the Company or any Subsidiary, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Knowledge of the Company, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary has employed or employ any person.

                  Section 3.14 Key Employees. Section 3.14 of the Company Disclosure Schedule lists as of October 31, 2003, the name, title, place of employment, the current annual salary rates, bonuses earned, deferred compensation (other than with respect to deferred salary or bonus or with respect to Plans intended to be qualified under Section 401(a) of the Code), accrued vacation, and the date of employment of each current salaried employee of the Company and each Subsidiary whose salary in fiscal year 2003 is expected to exceed $125,000.

                  Section 3.15 Real Property.

                           (a) Section 3.15(a) of the Company Disclosure
Schedule lists each parcel of real property currently owned by the Company or any Subsidiary. Each parcel of real property owned by the Company or any Subsidiary (i) is owned free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer (collectively, "Liens"), other than (A) Liens for current taxes and assessments not yet past due, (B) inchoate mechanics' and materialmen's Liens for construction in progress, (C) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, and (D) all matters of record, Liens and other imperfections of title and encumbrances that would not reasonably be expected to have a Material Adverse Effect (collectively, "Permitted Liens") and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the Knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

                           (b) Section 3.15(b) of the Company Disclosure
Schedule sets forth a list of each parcel of real property currently leased or subleased, with a remaining term of at least 24 months or a monthly rental rate greater than $5,000, by the Company or any Subsidiary, with the name of the lessor and the date of the lease, sublease, assignment of the lease, any guaranty given by the Company or any Subsidiary in connection therewith and each amendment to any of the foregoing (collectively, the "Lease Documents"). True, correct and complete copies of all Lease Documents have been delivered or made available to Parent. All such current leases and subleases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) thereunder by the Company or any Subsidiary or, to the Knowledge of the Company, by the other party to such lease or sublease, or person in the chain of title to such leased premises, except as would not reasonably be expected to have a Material Adverse Effect.

                           (c) To the Knowledge of the Company, (i) the use and
occupancy by the Company or any Subsidiary (and the conduct of its business thereon) of any of its owned or leased real property does not violate any applicable material contractual or legal restrictions affecting such real property and (ii) the real property (including any improvements thereon) owned or leased by the Company or any Subsidiary is in reasonably good operating condition and repair.

                  Section 3.16 Intellectual Property.

                           (a) Section 3.16(a) of the Company Disclosure
Schedule sets forth a true and complete list of (other than off-the-shelf commercial software) all Company IP Agreements.

                           (b) Except to the extent set forth in Section 3.16(b)
of the Company Disclosure Schedule, to the Knowledge of the Company, the operation of the business as currently conducted by the Company or any Subsidiary and the use of the Owned Intellectual Property and Licensed Intellectual Property in connection therewith do not conflict with, infringe, misappropriate or otherwise in any material respect violate the Intellectual Property or other proprietary rights, including rights of privacy, publicity and endorsement, of any third party.

                           (c) Except as disclosed in Section 3.16(c) of the
Company Disclosure Schedule, the Company or one of its Subsidiaries is the exclusive owner of the Owned Intellectual Property free and clear of all liens, claims or encumbrances of others. The Company or one of its Subsidiaries has a valid right to use the Owned Intellectual Property and, to the Knowledge of the Company, has a valid right and license to use the Licensed Intellectual Property in the ordinary course of its business as presently conducted.

                           (d) Except as disclosed in Section 3.16(d) of the
Company Disclosure Schedule and with respect to any off-the-shelf commercial software to which the Company or one of its Subsidiaries has a license, no Owned Intellectual Property, to the Knowledge of the Company, or Licensed Intellectual Property is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property by the Company or its Subsidiaries.

                           (e) Except for off-the-shelf commercial software, (i)
the Owned Intellectual Property and the Licensed Intellectual Property include all of the Intellectual Property used in the ordinary day-to-day conduct of the Company's business, and (ii) there are no other items of Intellectual Property of the Company that are material to the ordinary day-to-day conduct of such businesses. The Owned Intellectual Property, and to the Knowledge of the Company, the Licensed Intellectual Property, have not been adjudged invalid or unenforceable in whole or part by a court of competent jurisdiction.

                           (f) Except as disclosed on Section 3.16(f) of the
Company Disclosure Schedule, (i) no Actions or claims have been asserted or are pending or, to the Knowledge of the Company, threatened against the Company or one of its Subsidiaries (A) based upon or challenging or seeking to deny or restrict the use by the Company or one of its Subsidiaries of any of the Owned Intellectual Property other than any use restrictions set forth in the Company IP Agreements, or (B) alleging that the Licensed Intellectual Property is being licensed or sublicensed, by the Company or any Subsidiary, in conflict with the terms of any license or other agreement.

                           (g) To the Knowledge of the Company, no person is
engaging in any activity that infringes the Owned Intellectual Property or Licensed Intellectual Property. Except as set forth in Section 3.16(g) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has granted any license or other right to any third party with respect to the Owned Intellectual Property or Licensed Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the material Owned Intellectual Property or of any material Licensed Intellectual Property.

                           (h) The Company and each Subsidiary has taken
reasonable steps in accordance with normal industry practice to maintain the confidentiality of the trade secrets and other confidential Intellectual Property used in connection with their respective businesses. Except as disclosed on Section 3.16(h) of the Company Disclosure Schedule, to the Knowledge of the Company, (i) there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property used in connection with the business of the Company or one of its Subsidiaries by any person, (ii) no employee, independent contractor or agent of the Company or one of its Subsidiaries has misappropriated any trade secrets of any other person in the course of their performance as an employee, independent contractor or agent of their respective businesses and (iii) no employee, independent contractor or agent of the Company or one of its Subsidiaries is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property.

                           (i) Except with respect to the Company IP Agreements
set forth on Section 3.16(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is obligated to pay any royalty payments or licensing fees to a third party (except with respect to off-the-shelf commercial software) or owes any past due royalty payments or licensing fees to a third party.

                  Section 3.17 Taxes.

                           (a) Except as set forth in Section 3.17(a) of the
Company Disclosure Schedule, the Company and the Subsidiaries (i) have timely filed or caused to be timely filed all material Tax Returns required to be filed as of the date hereof, and all such filed Tax Returns are true, correct and complete in all material respects; (ii) except for Taxes being contested in good faith in appropriate proceedings and for which adequate reserves have been maintained in accordance with U.S. GAAP, have paid all material amounts of Taxes required to be paid (whether or not shown on such Tax Returns); and (iii) have not waived any statute of limitations with respect to any Tax or agreed to an extension of time with respect to a Tax assessment or deficiency. Except as set forth in Section 3.17(a) of the Company Disclosure Schedule, all material amounts of Taxes required to have been withheld by or with respect to the Company and the Subsidiaries have been withheld and remitted to the applicable Tax Authority.

                           (b) Except as set forth in Section 3.17(b) of the
Company Disclosure Schedule, neither the Company nor any Subsidiary has (i) at any time, been a member of any affiliated, consolidated, combined or unitary group of corporations other than the affiliated group (within the meaning of Section 1504(a)(1) of the Code) for which the Company files a consolidated return as the common parent or (ii) any liability for Taxes of any other Person
(A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), (B) as a transferee or successor, (C) by contract or (D) otherwise. Neither the Company nor any Subsidiary is subject to any agreement for the sharing of Taxes or is obligated to indemnify any other Person for Taxes pursuant to any agreement, which agreement will remain in effect after the Closing Date.

                           (c) Except as set forth in Section 3.17(c) of the
Company Disclosure Schedule, as of the date hereof, there are no pending or, to the Knowledge of the Company, threatened in writing, audits, examinations, investigations or other proceedings in respect of any Tax matter of the Company or any Subsidiary. Except as set forth in Section 3.17(c) of the Company Disclosure Schedule, no deficiency for any Tax has been asserted or assessed by any taxing authority against the Company or any Subsidiary, which deficiency has not been satisfied by payment or been withdrawn. No claim in writing has been made by a taxing authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by such jurisdiction. No power of attorney has been granted with respect to any matter relating to Taxes that could affect the Company or any Subsidiary in any taxable period ending after the Closing Date.

                           (d) Except as set forth in Section 3.17(d) of the
Company Disclosure Schedule, there are no Tax liens on any assets of the Company or any Subsidiary (other than any liens for Taxes not yet due and payable or for which adequate reserves have been maintained in accordance with U.S. GAAP). Neither the Company nor any Subsidiary has been required to recognize income as a result of any adjustment following a change in accounting method initiated by the Company or such Subsidiary, and no taxing authority has in writing initiated or proposed any such adjustment or change in accounting method. Neither the Company nor any Subsidiary is required to include in a taxable period ending after the Closing Date any amount of taxable income attributable to income that economically accrued in a prior taxable period but was not recognized for Tax purposes in any prior taxable period, including as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code (or any comparable provision of state or local Tax Law) or for any other reason. The federal income Tax Returns of the Company and the Subsidiaries have disclosed any Tax positions of the Company and the Subsidiaries that, if not disclosed, could give rise to penalties under Section 6662 of the Code.

                           (e) At all times prior to its acquisition by the
Company, UtiliQuest LLC was treated as a partnership for federal, state and local Tax purposes, and at all times since its acquisition by the Company, UtiliQuest LLC has been treated as a disregarded entity for federal, state and local Tax purposes.

                           (f) Section 3.17(f) of the Company Disclosure
Schedule indicates for which jurisdictions Tax Returns that include the Company and any Subsidiary have been filed on a consolidated, combined, affiliated or unitary group basis and indicates the most recent income, franchise or similar Tax Return for each relevant jurisdiction for which an audit has been completed.

                  Section 3.18 Environmental Matters.

                           (a) Except as described in Section 3.18(a) of the
Company Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect, (i) the Company and the Subsidiaries have not violated or are not in violation of any Environmental Law, (ii) none of the properties currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company and the Subsidiaries (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance in a manner requiring investigation, remediation or other action pursuant to Environmental Law, (iii) there are no pending, or to the Knowledge of the Company, threatened claims against the Company for actual, potential or alleged liability for any off-site contamination by Hazardous Substances, (iv) to the Knowledge of the Company, the Company and the Subsidiaries are not actually, potentially or allegedly liable under any Environmental Law (including, without limitation, pending or threatened liens), (v) the Company has all permits, licenses and other authorizations required under any Environmental Law ("Environmental Permits"), (vi) the Company and the Subsidiaries are and have always been, in compliance with their Environmental Permits and (vii) to the Knowledge of the Company, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will require any investigation, remediation or other action with respect to Hazardous Substances or any notice to or consent of Governmental Authorities or third parties pursuant to any applicable Environmental Law or Environmental Permit.

                           (b) The Company has provided or made available to
Parent copies of any Phase I environmental site assessments, environmental compliance audits, and other similar reports in the Company's possession addressing the Company's or any of its Subsidiaries' business or operations, or any Owned Real Property or Leased Real Property, that have been conducted in the past two years.

                  Section 3.19 Accounts Receivable. Schedule 3.19 is an aged list of the Accounts Receivable as of the date hereof showing separately those Accounts Receivable that as of October 31, 2003 have been outstanding for (a) 30 days or less, (b) 31 to 60 days, (c) 61 to 90 days and more than 90 days. All Accounts Receivable (a) are valid and genuine and (b) arose out of bona fide sales and deliveries of goods, performance of services or other transactions in the ordinary course of business consistent with past practices.

                  Section 3.20 Inventories. All Inventory used in the business
(a) was acquired and has been maintained in accordance with regular business practices of the Company, (b) consists of items of a quality and quantity useable or saleable in the ordinary course of business consistent with past practice and (c) is valued at the lower of cost or market value taking into account the Company's allowance for excess and obsolete inventory. The Inventory is in good and merchantable condition in all material respects, is suitable and useable for the purposes for which it is intended and is in a condition such that it can be sold in the ordinary course of business consistent with past practice.

                  Section 3.21 Material Contracts.

                           (a) Subsections (i) through (vii) of Section 3.21 of
the Company Disclosure Schedule contain a list of the contracts and agreements to which the Company or any Subsidiary is a party that meet the criteria enumerated below (such contracts, agreements and arrangements (whether written or oral) as are required to be set forth in Section 3.21(a) of the Company Disclosure Schedule being the "Material Contracts"):

                                    (i) each contract and agreement which
         provides for annual aggregate payments to or by the Company or its Subsidiaries of more than $1,000,000;

                                    (ii) all management contracts (excluding
         contracts for employment) and contracts with consultants including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or the Subsidiaries to which the Company or the Subsidiaries are a party that are not terminable by the Company or the Subsidiaries on thirty (30) days' or less notice and which involve an annual payment of more than $125,000;

                                    (iii) all contracts and agreements
         evidencing Indebtedness except for capital leases for office equipment in an amount less than $20,000;

                                    (iv) all material contracts and agreements
         with any Governmental Authority to which the Company or the Subsidiaries is a party;

                                    (v) all contracts and agreements that limit,
         or purport to limit, the ability of the Company or the Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time;

                                    (vi) all contracts or arrangements that
         result in any Person holding a power of attorney from the Company that relates to the Company or its business; and

                                    (vii) the Lease Documents.

                           (b) (i) Each Material Contract is a legal, valid and
binding agreement of the Company and to the Knowledge of the Company, the other parties thereto, (ii) to the Knowledge of the Company, no Material Contract has been canceled by any other party thereto, (iii) neither the Company nor its Subsidiaries are in material default under any Material Contract to which they are a party, (iv) to the Knowledge of the Company, no other party is in material breach or violation of, or material default under, any Material Contract, (v) neither the Company nor its Subsidiaries are in receipt of any written claim of a material default under any such Material Contract and (vi) neither the execution of this Agreement nor the consummation of any transaction contemplated by this Agreement shall constitute a material default or give rise to cancellation rights under any Material Contract. The Company has furnished or made available to Parent true and complete copies of all written Material Contracts, including any amendments thereto.

                  Section 3.22 Insurance.

                           (a) Section 3.22(a) of the Company Disclosure
Schedule sets forth, with respect to each material insurance policy under which the Company or any Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage, (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium charged.

                           (b) With respect to each current material insurance
policy: (i) such policy is in full force and effect, (ii) neither the Company nor any Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) and
(iii) no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy.

                  Section 3.23 Related Party Transactions. Except for the Stockholders' Agreement or as set forth in Section 3.23 of the Company Disclosure Schedule, there are no contracts, commitments, agreements, arrangements or other transactions (other than employment agreements, consulting agreements, option agreements, confidentiality agreements, noncompetition agreements, severance agreements, release agreements, or any Plan set forth on
Section 3.12(a) of the Company Disclosure Schedule) between the Company and any Subsidiary, on the one hand, and any (i) officer, director, employee or consultant of the Company and any Subsidiary, (ii) holder of Shares or Options or (iii) an Affiliate of any such officer, director, employee, consultant or security holder, on the other hand (any of the foregoing, a "Related Party Transaction"). Neither the Company nor any Subsidiary has made any loans to any of its respective officers, directors, employees or consultants except for advances of expenses in the ordinary course of business.

                  Section 3.24 Board Approval; Vote Required.

                           (a) The Company board of directors, by resolutions
duly adopted and not subsequently rescinded or modified, has duly (i) determined that this Agreement and the Merger are in the best interests of the Company and its Stockholders, (ii) approved this Agreement and the Merger and declared their advisability, (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and (iv) directed that this

Agreement and the transactions contemplated hereby be submitted for consideration by the Company's stockholders entitled to vote thereon.

                           (b) The only vote of the holders of any class or
series of capital stock of the Company necessary to approve this Agreement, the Merger and the other transactions contemplated hereby is the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock. The Stockholders have approved and adopted the Merger, this Agreement, and the other transactions contemplated hereby.

                  Section 3.25 Title to Assets.

                           (a) Except as set forth in Section 3.25 of the
Company Disclosure Schedule, each of the Company and its Subsidiaries has good and marketable title to, or a valid leasehold interest in, the material properties and assets used by it, or shown on the balance sheet of the Company as of September 30, 2003 or acquired after the date thereof, free and clear of all Encumbrances other than Permitted Liens and Encumbrances securing Indebtedness that will not be prepaid as of the Closing Date, except for properties and assets disposed of in the ordinary course of business since the date of the balance sheet. Except as set forth in Section 3.25 of the Company Disclosure Schedule and except as entered into in the ordinary course of business, there are no outstanding options, warrants, commitments, agreements or any other rights of any character, entitling any person other than as contemplated in this Agreement to acquire any material interest in all, or any substantial part of, such assets.

                           (b) The buildings, machinery, equipment and other
tangible assets constituting the assets that the Company and its Subsidiaries own, lease and use in the conduct of their business, are, taken as a whole, in good operating condition and repair (subject to normal wear and tear) and are adequate for the uses to which they are being put. These assets constitute all the material assets of the business and material rights necessary to operate the business of the Company and its Subsidiaries as currently conducted.

                  Section 3.26 Customers. Section 3.26 of the Company Disclosure Schedule sets forth a complete and accurate list of the top fourteen customers of the Company and its Subsidiaries by revenue on a consolidated basis during fiscal 2002 and for the nine months ended September 30, 2003 showing approximate total revenue received in each such period from each such customer. Except as set forth in Section 3.26 of the Company Disclosure Schedule, as of the date hereof, to the Knowledge of the Company, none of such customers within the last twelve months has cancelled, terminated or threatened in writing to cancel any Material Contract.

                  Section 3.27 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

                  Section 3.28 No Other Representations or Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE III, NEITHER THE COMPANY NOR ANY OF ITS STOCKHOLDERS, OFFICERS OR DIRECTORS IS MAKING, AND EACH OF THEM HEREBY EXPRESSLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

                  As an inducement to GFI and the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to GFI and the Company that:

                  Section 4.01 Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

                  Section 4.02 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the Escrow Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Escrow Agreement, as applicable, by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the Escrow Agreement or to consummate the transactions contemplated hereby or thereby (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement and the Escrow Agreement have been duly and validly executed and delivered by Parent and Merger Sub, and, assuming due authorization, execution and delivery by the other parties thereto, constitute legal, valid and binding obligations of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

                  Section 4.03 No Conflict; Required Filings and Consents.

                           (a) The execution and delivery of this Agreement and
the Escrow Agreement by Parent and Merger Sub do not, and the performance of this Agreement and the Escrow Agreement, by Parent and Merger Sub will not, (i) conflict with or violate the Organizational Documents of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.03(b) have been obtained and all filings and obligations described in Section 4.03(b) have been made, conflict with or violate any law, applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of the transactions contemplated by this Agreement or the Escrow Agreement or otherwise prevent or materially delay Parent or Merger Sub from performing their obligations under this Agreement or the Escrow Agreement.

                           (b) The execution and delivery of this Agreement and
the Escrow Agreement by Parent and Merger Sub do not, and the performance of this Agreement and the Escrow Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements, if any, of (i) the HSR Act and (ii) filing and recordation of the appropriate merger documents as required by the DGCL.

                  Section 4.04 No Vote Required. No vote of the stockholders of Parent is required by Law, Parent's Organizational Documents or otherwise in order for Parent and Merger Sub to consummate the transactions contemplated hereby.

                  Section 4.05 Operations of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

                  Section 4.06 Financing. As of the date hereof, Parent has funds, or has access to committed bank funds, in amounts sufficient to pay the Merger Consideration, and shall have at Closing, sufficient funds to cause the Surviving Corporation to pay the Merger Consideration in connection with the Merger Agreement and consummate the Merger.

                  Section 4.07 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

                  Section 5.01 Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed):

                                    (i) the business of the Company shall be
         conducted only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

                                    (ii) the Company shall use its commercially
         reasonable efforts to preserve substantially intact the business organization of the Company and each Subsidiary and to keep available the current employees of the Company (taken as a whole) consistent with past practice, and to preserve the current relationships of the Company and each Subsidiary with customers, suppliers and other persons with which the Company and each Subsidiary has significant business relations consistent with past practice.

                  By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, the Company or any Subsidiary shall not, between the date of this Agreement and the Effective Time, directly or indirectly, do, any of the following without the prior written consent of Parent (which shall not be unreasonably withheld or delayed):

                           (a) amend or otherwise change its Organizational
Documents;

                           (b) issue, sell, pledge, dispose of, grant or
encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company, except for the issuance of options pursuant to the Company's Stock Option Plan and shares issuable pursuant to the exercise of Options or (ii) except in the ordinary course of business and in a manner consistent with past practice, sell any material assets or property of the Company or any Subsidiary;

                           (c) authorize, declare, set aside, make or pay any
dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends paid to the Company, or enter into any Agreement with respect to the voting of its Capital Stock;

                           (d) reclassify, combine, split or subdivide, any of
its capital stock;

                           (e) (i) acquire (including, without limitation, by
merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or, other than in the ordinary course of business, any material amount of assets, (ii) other than in the ordinary course of business, incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or, otherwise become responsible for, the obligations of any Person (other than the Company or any Subsidiary), or make any loans or advances or grant any security interest in any of its assets except for any incurrence of Indebtedness under the CapitalSource Credit Agreement, (iii) make or authorize any capital expenditures other than capital expenditures reflected in the Company's budget for the fiscal year ending December 31, 2003, previously delivered by the Company to Parent or (iv) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.01(e);

                           (f) (i) increase the compensation payable or to
become payable or the benefits provided to its directors or officers generally, or, except in the ordinary course of business and consistent with past practice, employees, other than with respect to obligations incurred by the Company prior to the date hereof, (ii) grant any severance or termination pay to or enter into any employment, bonus, change of control or severance agreement or arrangement with, any director, officer or other employee of the Company who receives annual salary from the Company in excess of $125,000 per year, (iii) establish, adopt, enter into, increase or promise to increase or amend any material bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except as required by Law and (iv) hire or retain any person with an annual salary greater than $125,000; provided that the foregoing shall not restrict the Company from taking any action to accelerate the vesting of outstanding stock options;

                           (g) waive any stock repurchase or acceleration rights
or materially amend or change the terms of any capital stock;

                           (h) take any action, other than reasonable and usual
actions in the ordinary course of business and consistent with past practice or as required by GAAP, with respect to accounting policies or procedures;

                           (i) unless otherwise required by applicable Law, (i)
adopt or change any accounting method used by it, including any accounting method relating to Taxes, (ii) make, change or revoke any material election relating to Taxes, or (iii) enter into any closing agreement relating to Taxes, settle any material claim or assessment relating to Taxes or consent to any material claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

                           (j) enter into any contract or agreement providing
for aggregate payments to or by the Company or its Subsidiaries of more than $5 million per year, or amend, modify or consent to the termination of any Material Contract;

                           (k) commence or settle (except a settlement in
connection with the Enron Claim) any Action other than any settlement which does not subject the Company or any Subsidiary to injunctive or other equitable relief;

                           (l) except as specifically contemplated by this
Agreement or entered into in connection herewith, enter into any Related Party Transaction; or

                           (m) except as specifically contemplated by this
Agreement, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

                  Section 6.01 Access to Information; Confidentiality.

                           (a) Except as required pursuant to any
confidentiality agreement or similar agreement or arrangement to which the Company or any Subsidiary is a party or pursuant to applicable Law, from the date of this Agreement until the Effective Time, the Company and each Subsidiary shall: (i) provide to Parent (and Parent's officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, "Parent's Representatives") reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish to Parent such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as Parent or Parent's Representatives may reasonably request.

                           (b) All information obtained by Parent pursuant to
this Section 6.01 shall be kept confidential in accordance with the confidentiality agreement, dated July 18, 2003 (the "Confidentiality Agreement"), between Parent and the Company.

                           (c) Notwithstanding anything herein to the contrary,
each party hereto (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the transactions contemplated hereby and, from and after the date of execution of this Agreement (or, if earlier, the date of public announcement of this Agreement, or public announcement of discussions between the parties relating to the transactions) may disclose to any Person, without limitation of any kind, the tax treatment and tax structure of such transactions and all materials (including opinions and other tax analyses) that are provided relating to such treatment or structure provided, however, that neither party (nor any employee, representative or other agent thereof) may disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transaction (including the identity of any party), or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.

                           (d) No investigation pursuant to Section 6.01 shall
affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

                  Section 6.02 No Solicitation of Transactions. None of GFI, the Company nor any of their Affiliates, or their Affiliates' respective officers, employees, directors, agents or other representatives (collectively, the "Representatives") will, and GFI and, the Company shall use their commercially reasonable efforts to cause no Stockholders of the Company to, (i) solicit, initiate, encourage or accept any other inquiries, proposals or offers from any person (x) relating to any acquisition or purchase of all or any portion of the capital stock of the Company or material portion of the assets of the Company outside of the ordinary course of business consistent with past practice, excluding the issuance of Shares upon the exercise of Options, (y) enter into any merger, recapitalization, reorganization, joint venture or other business combination with the Company or (z) enter into any other extraordinary business transaction involving or otherwise relating to the Company (any of the transactions described in clauses (x), (y) and (z) being referred to herein as a "Business Combination") or (ii) other than to notify a person who has contacted the Company or any of its Representatives in connection with a Business Combination that the Company is unable to respond thereto, participate in any discussions, conversations, negotiations or other communications with any other person regarding, or furnish to any other person any information with respect to a Business Combination. The Company shall notify Parent promptly if any proposal or offer, or any inquiry or other contact with any other individual or entity with respect to a Business Combination, is made or received by the Company or any of its Representatives. The parties agree that irreparable harm would occur in the event any obligation under this Section was not performed in accordance with its terms and that Parent shall be entitled to specific performance of the terms thereof, in addition to any other remedy available at law or in equity, without the necessity of demonstrating the inadequacy of money damages.

                  Section 6.03 Further Action; Commercially Reasonable Efforts.

                           (a) Each of the parties hereto agrees to use its
commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated hereby, (ii) obtain from Governmental Authorities and third parties any material consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement, and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this

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

Agreement and the transactions contemplated hereby required under the HSR Act. Subject to appropriate confidentiality protections, the parties hereto shall cooperate with each other in connection with the making of all such filings, will furnish to the other party such necessary information and assistance as such other party may reasonably request with respect to the foregoing, will provide the other party with copies of all filings made by such party with any Governmental Authority and, upon request, any other information supplied by such party to a Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

                           (b) Parent and the Company shall have filed prior to
the date of this Agreement, or shall file as soon as practicable after the date of this Agreement, notifications under the HSR Act and shall respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Authority in connection with antitrust matters. The parties shall cooperate with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the other party and its advisors prior to filing or responding. Notwithstanding anything to the contrary contained herein, Parent shall not be required to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (i) requires the divestiture of any assets of any of Parent, the Company or any subsidiary of Parent or Subsidiary or (ii) limits Parent's freedom of action with respect to, or its ability to retain, the Company or Subsidiaries or any portion thereof or any of Parent's, Parent subsidiaries' or their respective affiliates assets or businesses.

                           (c) The Company and Parent shall use their respective
commercially reasonable efforts to obtain any material third party consents (A) necessary, proper, or advisable to consummate the transaction contemplated by this Agreement, (B) required to be disclosed in the Disclosure Schedule or (C) required to prevent a company Material Adverse Effect from occurring prior to the Effective Time.

                  Section 6.04 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

                  Section 6.05 Public Announcements. Promptly following the execution of this Agreement, the parties shall issue a press release regarding the transactions contemplated by this Agreement in the form agreed upon by the parties (the "Press Release"). Subject to compliance with applicable Law or stock exchange regulations, no party hereto shall make, or cause to be made, any press release or public announcement in respect of this Agreement, the Merger or the transactions contemplated hereby or otherwise communicate with news media in a manner inconsistent with the Press Release without the prior written consent of the other parties hereto, subject to applicable Law. The parties shall cooperate as to the timing and content of any press releases or public announcements made in connection with the Merger or the transactions contemplated hereby, subject to applicable Law.

                  Section 6.06 Closing Date Debt. At the Effective Time, Parent shall contribute to the capital of the Company an amount in cash equal to the Closing Date Debt, less (i) any amounts included in the Closing Date Debt attributable to the capital leases set forth on Exhibit 6.06 hereto, (ii) the aggregate amount of Indebtedness of the Company under Promissory Note A and
(iii) the aggregate amount of Indebtedness of the Company under Promissory Note B (including all accrued but unpaid interest), and the Company shall utilize such contribution to repay the Closing Date Debt in full other than with respect to the debt attributable to the capital leases set forth in Exhibit 6.06 hereto and the Gerblick Notes.

                  Section 6.07 UQ Acquisition Claims. (a) In the event that all UQ Acquisition Claims are not finally settled at least two (2) Business Days prior to the Closing Date, the Company shall, prior to the Closing Date, assign all of its right, title and interest in and to the UQ Acquisition Claims to GFI (in its capacity as the Representative) pursuant to the terms of an Assignment Agreement to be entered into among the Company, GFI in its capacity as Representative, and Parent (the "Assignment Agreement"). The Assignment Agreement (i) shall assign all of the Company's right, title and interest in and to the UQ Acquisition Claims to GFI (in its capacity as the Representative),
(ii) shall contain further assurances consistent with the terms of this Section 6.07, (iii) shall provide for the distribution of any recovery from the UQ Acquisition Claims (net of expenses) to the Stockholders and Optionholders in accordance with their Applicable Percentage, and shall otherwise be in a form reasonably satisfactory to GFI and Parent.

                  (b) In the event that any proceeds from the settlement of the UQ Acquisition Claims are paid to the Company or the Surviving Corporation, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, promptly remit such proceeds to GFI (in its capacity as the Representative) to the extent such proceeds were not included in the calculation of Working Capital, and GFI shall distribute such proceeds (net of expenses) to the Stockholders and Optionholders in accordance with the terms of the Assignment Agreement.

                  (c) In the event that GFI is prepared to enter into a definitive written settlement agreement with respect to the UQ Acquisition Claims subsequent to the Closing Date, the Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, reasonably cooperate with GFI to effect such settlement, including without limitation causing the Surviving Corporation to provide general and unconditional releases to the parties to the UPA of their obligations thereunder and a release to Byers of his obligations pursuant to Section 1c. of the Seller Noncompetition Agreement, dated as of August 31, 2001, by and between UtiliQuest, LLC and Byers.

                  (d) The Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, make reasonably available to GFI the employees of the Surviving Corporation that GFI requires to pursue the UQ Acquisition Claims; provided, however, that such availability shall not unreasonably interfere with the duties of such employees at the Surviving Corporation.

                  (e) In the event that the UQ Acquisition Claims cannot be assigned as contemplated by this Section 6.07, the Parent shall and shall cause the Surviving Corporation to, cooperate with GFI in a mutually agreeable arrangement under which GFI (in its capacity as the Representative) would control the pursuit, prosecution and resolution of the UQ Acquisition Claims and any recovery in respect thereof (net of expenses) would be for the account of the Stockholders and the Optionholders in accordance with their Applicable Percentages.

                  For purposes of this Section 6.07, "UQ Acquisition Claims" means all claims of the Company against ECTMI Trutta Holdings LP, a Delaware limited partnership ("Trutta"), Joint Energy Development Investments II, Limited Partnership, a Delaware limited partnership ("JEDI"), Byers Engineering Company, a Georgia corporation ("Byers"), Neal Allen Robertson, an individual ("Robertson"), and Enron North America Corp., a Delaware corporation ("Enron") (collectively, Trutta, JEDI, Byers, Robertson and Enron are referred to as the "Seller Parties"), pursuant to or in connection with (i) the Unit Purchase Agreement (the "UPA") dated as of July 24, 2001, among Holdings, the Company, the Seller Parties and OCM/GFI Power Opportunities Fund, L.P., a Delaware limited partnership (the "Power Fund"), (ii) the Settlement Agreement and Mutual General Release ("Settlement Agreement") entered into and effective April 9, 2002, among Holdings, the Company, the Seller Parties and the Power Fund, and
(iii) the Escrow Agreement ("UQ Escrow Agreement") entered into as of April 19, 2002, among Holdings, the Seller Parties (other than Enron) and JP Morgan Chase Bank, a New York corporation, as escrow agent, including, without limiting the generality of the foregoing, (A) all indemnification claims that may be asserted against the Seller Parties pursuant to Article IX of the UPA (as modified by Section 3(b) of the Settlement Agreement), and (B) all claims that may be asserted against the escrow fund established pursuant to the UQ Escrow Agreement.

                  Section 6.08 Termination of Enumerated Related Party Agreements and Other Contracts. On or prior to the Effective Time, the Company and each of the Subsidiaries shall have terminated the related party agreements and the contracts, in each case, that are enumerated in Exhibit 6.08 hereto.

                  Section 6.09 Settlement Agreement and Mutual Release. In the event that the Company and GFI do not enter into the Settlement Agreement and Mutual Release by the Closing Date, the Parent shall and shall cause the Surviving Corporation to, cooperate with GFI to enter into the Settlement Agreement and Mutual Release. Any recoveries (inclusive of any reduction in the amount of the Company's obligations) in connection with the Settlement Agreement and Mutual Release (net of expenses) shall be for the account of the Stockholders and the Optionholders in accordance with their Applicable Percentages.

                  Section 6.10 Estoppel Certificates. The Company agrees to use its reasonable efforts to deliver to the Parent prior to the Closing Date an estoppel certificate for each of the leased properties set forth in Exhibit 6.10 hereto.

                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

                  Section 7.01 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

                           (a) Representations, Warranties and Covenants. (i)
The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth herein) as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth herein) would not have a Material Adverse Effect and (ii) the covenants and agreements contained in this Agreement to be complied with by GFI and the Company on or before the Closing shall have been complied with in all material respects and Parent shall have received a certificate from the Company with respect to the foregoing and from GFI with respect to compliance with its covenants and agreements only;

                           (b) No Order. No Governmental Authority shall have
enacted, issued, promulgated, enforced or amended any Law, rule, regulation, judgment, decree, executive order or demand (an "Order") which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

                           (c) HSR Act. Any waiting period (and any extension
thereof) under the HSR Act applicable to the Merger contemplated by this Agreement shall have expired or shall have been terminated;

                           (d) No Proceeding or Litigation. No Action shall have
been commenced or threatened by or before any Governmental Authority against either GFI or the Company, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of Parent, has a reasonable likelihood of success and would reasonably be expected to render it impossible or unlawful to consummate such transactions or have a Material Adverse Effect;

                           (e) Consents and Approvals. The Company shall have
received, each in form and substance reasonably satisfactory to Parent, all required material authorizations, consents, orders and approvals of all Governmental Authorities and all such other third party consents as are set forth in Section 3.06(b) of the Company Disclosure Schedule;

                           (f) Payoff Certificates/Letter. The Company shall
have delivered to Parent payoff certificates/letters for each repayment by the Company of a portion of the Closing Date Debt.

                           (g) Resignations. Parent shall have received
resignations, in writing, of all the members of the Board of the Company effective as of the Effective Time;

                           (h) Non-Disclosure Agreement. GFI shall have entered
into a confidentiality/non-disclosure agreement with Parent substantially in the form of Exhibit 7.01(h) hereto.

                           (i) Dissenting Shares. The number of Dissenting
Shares shall be less than 1% of the issued and outstanding Company Common Stock.

                           (j) No Material Adverse Effect. Since the date of
this Agreement, no event or events shall have occurred, and none of GFI, the Company or its Subsidiaries shall have received any notice or notices regarding any event or events, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole; and

                           (k) FIRPTA Certificate. Parent shall have received
from GFI a certificate in compliance with Treasury Regulation Section 1.1445-2(b), certifying that it is not a "foreign person" under Section 1445 of the Code.

                  Section 7.02 Conditions to the Obligations of GFI and the Company. The obligations of GFI and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

                           (a) Representations, Warranties and Covenants. (i)
The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth herein) in all material respects as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) the covenants and agreements contained in this Agreement to be complied with by Parent and Merger Sub on or before the Closing shall have been complied with in all material respects and GFI and the Company shall have received a certificate from the Parent and Merger Sub with respect to the foregoing;

                           (b) No Order. No Governmental Authority shall have
enacted, issued, promulgated, enforced or amended any Law or Order which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

                           (c) HSR Act. Any waiting period (and any extension
thereof) under the HSR Act applicable to the Merger contemplated by this Agreement shall have expired or shall have been terminated;

                           (d) No Proceeding or Litigation. No Action shall have
been commenced or threatened by or before any Governmental Authority against any party hereto, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Representative, has a reasonable likelihood of success and would reasonably be expected to render it impossible or unlawful to consummate such transactions or have a Material Adverse Effect.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

                  Section 8.01 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the Stockholders, as follows:

                           (a) by mutual written consent of Parent and the
Company;

                           (b) by either Parent, on the one hand, or the
Company, on the other hand, if there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or, notwithstanding the provisions of
Section 6.03(b), if consummation of the Merger would violate any nonappealable final Order of any Governmental Entity having competent jurisdiction; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party who has not used its commercially reasonable efforts to have such Order rescinded;

                           (c) by Parent, if (i) any of the conditions set forth
in Section 7.01 shall have become incapable of fulfillment and shall not have been waived or (ii) GFI or the Company shall breach in any material respect any of its obligations hereunder and such breach shall not have been cured in all material respects or waived;

                           (d) by the Company or GFI, if (i) any of the
conditions set forth in Section 7.02 shall have become incapable of fulfillment and shall not have been waived or (ii) either Parent or Merger Sub shall breach in any material respect any of their representations, warranties or obligations hereunder and such breach shall not have been cured in all material respects or waived; or

                           (e) by either Parent, on the one hand, or the Company
and GFI on the other hand, if the Effective Time shall not have occurred on or before December 5, 2003; provided, however, that the right to terminate this Agreement under this Section 8.01(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Effective Time to occur on or prior to such date.

                  The party desiring to terminate this Agreement shall give written notice of such termination to the other parties.

                  Section 8.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in Sections 6.01(b) (Confidentiality), 6.05 (Public Announcements) and 8.03 (Expenses); provided, however, that nothing herein shall relieve any party from liability for any willful breach of this Agreement.

                  Section 8.03 Expenses.

                           (a) The Company shall be responsible for and bear all
of the Expenses of the Representative and the Company and of their respective legal counsel, accountants or other advisors incurred at anytime in connection with this Agreement and the transactions contemplated hereby (collectively, the "Closing Expenses"). Parent shall be responsible for and bear all of its own and Merger Sub's Expenses and any Expenses of their respective legal counsel, accountants or other advisors, incurred at any time in connection with this Agreement and the transactions contemplated hereby. All Expenses relating to the filing fee for the Notification and Report Forms filed under the HSR Act shall be borne solely by Parent.

                           (b) In the event that after the Effective Time the
Surviving Corporation or Parent receives an invoice for any Closing Expenses that were not deducted from the Merger Consideration or reflected as liabilities in the calculation of Working Capital, the Surviving Corporation shall immediately forward such invoices directly to the Representative and Parent and the Representative shall direct the Escrow Agent to reimburse Parent or the Surviving Corporation for the full amount of such invoices (as and when they are paid) out of the Indemnity Escrow Account. Prior to ordering any such payment, the Parent shall send the Representative a copy of any such invoice and allow the Representative 20 days to review and, if appropriate, seek to reduce the amount of the invoice.

                                   ARTICLE IX

                                 INDEMNIFICATION

                  Section 9.01 Survival of Representations, Warranties and Covenants.

                           (a) The representations and warranties contained in
this Agreement shall survive after the Effective Time until the first anniversary of the Closing Date (the "Expiration Date"). If written notice of a claim in accordance with Section 9.05(b) has been given prior to the expiration of the applicable representations and warranties by a party hereto to another party hereto, then the relevant representations and warranties shall survive, but only with respect to such specific claim, until such claim has been finally resolved.

                           (b) The covenants contained in this Agreement shall
survive indefinitely; provided, that the covenants in Sections 9.02(ii) (as it pertains to Excluded Taxes) and the covenants in Section 9.02(iii) shall terminate on the Expiration Date. If written notice of a claim in accordance with Section 9.05(b) has been given prior to the expiration of the applicable covenants by a party hereto to another party hereto, then the relevant covenants shall survive, but only with respect to such specific claim, until such claim has been finally resolved.

                  Section 9.02 Indemnification of Parent Indemnified Parties. After the Effective Time, Parent and its Affiliates (including, after the Effective Time, the Surviving Corporation), officers, directors, employees, agents, successors and assigns (collectively, the "Parent Indemnified Parties", shall be indemnified and held harmless for any and all liabilities, losses, damages, claims, incidental damages, interest, awards, judgments and penalties (including reasonable attorneys' and consultants' fees and expenses) actually suffered or incurred by them (including, without limitation, in connection with any action brought or otherwise initiated by any of them) (hereinafter, a "Loss" and collectively, "Losses"), arising out of or resulting from (without duplication):

                                    (i) excluding any matters related to Taxes,
         the breach of any representation or warranty made by the Company in this Agreement (provided that in calculating the amount of any Loss, as opposed to whether there has been a breach, such Loss shall be calculated without regard to qualifications as to "materiality" including the word "material" or Material Adverse Effect) and any other certificate delivered by GFI and the Company pursuant to this Agreement;

                                    (ii) the breach of any covenant or agreement
         made by GFI, the Representative and the Company in this Agreement and any other certificate delivered pursuant to this Agreement, which, in the case of the Company, is to be performed on or prior to the Closing Date;

                                    (iii) the payment by Parent, the Surviving
         Corporation, any Subsidiary or any Affiliate thereof of any Excluded Taxes;

                                    (iv) any action by any Stockholder in
         respect of any Dissenting Shares, but only to the extent Losses in respect thereof exceed the Per Share Merger Consideration otherwise payable in respect of such Dissenting Shares;

                                    (v) any Closing Expenses to the extent such
         Closing Expenses were not (A) deducted from the Merger Consideration,
         (B) paid or (C) reflected as liabilities in the calculation of Working Capital; or

                                    (vi) the inaccuracy of the Per Share Merger
         Consideration Certificate to the extent it results in the payment of excess Merger Consideration.

                  Recovery under this indemnity shall be solely as provided in
Section 9.04.

                  Section 9.03 Indemnification by Parent. After the Effective Time, the Stockholders and the Optionholders and their respective affiliates, officers, directors, employees, agents, successors and assigns (collectively, the "Stockholder Indemnified Parties") shall be indemnified and held harmless by Parent for any and all Losses, arising out of or resulting from:

                                    (i) the breach of any representation or
         warranty made by Parent or Merger Sub in this Agreement (provided that in calculating the amount of any Loss, as opposed to whether there has been a breach, such Loss shall be calculated without regard to qualifications as to "materiality" including the word "material" or Material Adverse Effect) and any other certificate or document delivered by Parent or Merger Sub pursuant to this Agreement; or

                                    (ii) the breach of any covenant or agreement
         made by Parent or Merger Sub in this Agreement and any other certificate or document delivered pursuant to this Agreement.

                                    (iii) The inaccuracy of the Per Share Merger
         Consideration Certificate to the extent it results in an underpayment with respect to the Merger Consideration.

                  Section 9.04 Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement: (a) an Indemnifying Party (as defined below) shall not be liable for any claim for indemnification and Parent Indemnified Parties, or Shareholder Indemnified Parties, as the case may be, shall not be entitled to indemnification under Section 9.02(i) or (iii) (solely with respect to Non-Income Taxes other than any Non-Income Taxes included in the 2003 Tax Liability) or 9.03(i), unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party or the Indemnity Escrow, as applicable, equals or exceeds $1,200,000, after which the Indemnifying Party shall be liable only for, or there may only be recovered from the Indemnity Escrow, as applicable, those Losses in excess of $1,200,000, (b) the maximum amount of indemnifiable Losses which may be recovered (i) arising out of or resulting from the causes set forth in Section
9.02 or Section 9.03, shall be an amount equal to the Indemnity Escrow Amount. The provisions of Section 9.04(a) shall not apply with respect to indemnification of the Parent Indemnified Parties for any Income Taxes and the 2003 Tax Liability pursuant to Section 9.02(iii) hereof. The sole recourse for indemnification claims made by the Parent Indemnified Parties pursuant to this Agreement shall be recovery of amounts from the Indemnity Escrow Account in accordance with the terms of this Agreement.

                  Section 9.05 Indemnification Procedures.

                           (a) For purposes of this Section 9.05, a party
against which indemnification may be sought (or, in the case of a claim for indemnification pursuant to Section 9.02, the Representative) is referred to as the "Indemnifying Party" and the party which may be entitled to indemnification is referred to as the "Indemnified Party".

                           (b) The obligations of Indemnifying Parties under
this Article IX with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article IX ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall promptly give all Indemnifying Parties notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release an Indemnifying Party from any of its obligations under this Article IX except to the extent that such Indemnifying Party is materially prejudiced by such failure. The notice of claim shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom. The Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to a Third Party Claim.

                           (c) The Indemnifying Party shall be entitled to
assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such notice from the Indemnified Party in which case the Indemnifying Party shall not be liable to the Indemnified Person for any fees of counsel or any other expenses with respect to the defense of such Third Party Claim; provided, however, that, if the Indemnified Party reasonably determines based upon advice of counsel that a conflict of interest exists that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel at the expense of the

Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. No compromise or settlement of such Third Party Claim may be effected by either the Indemnified Party or the Indemnifying Parties without the other party's consent (which shall not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of Law and no effect on any other claims that may be made against such other party and (ii) each Indemnified Party that is party to such claim is unconditionally released from liability with respect to such claim.

                           (d) A claim for indemnification for any matter not
including a Third-Party Claim shall be asserted by notice to the party from whom indemnification is sought.

                  Section 9.06 Delivery and Release of Indemnity Escrow.

                           (a) The Indemnity Escrow Amount (including all
accrued interest thereon) shall be used to satisfy indemnification claims, finally determined by (x) mutual written agreement of Parent and the Representative or (y) a final award of an arbitral tribunal in accordance with
Section 10.06, of the Parent Indemnified Parties for which such Persons are entitled to recovery pursuant to the terms of this Article IX and shall be disbursed in accordance with the procedures set forth in the Escrow Agreement.

                           (b) If, as of the Expiration Date, a Parent
Indemnified Party has asserted in writing any claim (and its good faith estimate of its Losses in respect of such claim) that is reasonably expected to give rise to a right of indemnification pursuant to this Article IX that is pending and unresolved, Parent and the Representative shall give joint written instructions to the Escrow Agent to retain an amount equal to the lesser of (x) the Indemnity Escrow Amount as such amount may have been previously reduced pursuant to this
Article IX or (y) the amounts asserted in writing by Parent to be claimed to be owing to the Parent Indemnified Parties under this Article IX (subject to adjustment in accordance with the last proviso to this sentence), and the remaining balance shall be released to the Stockholders and the Optionholders in accordance with their respective Applicable Percentage; provided, however, that to the extent that the Indemnity Escrow Amount had been previously reduced, and such remaining claims exceed the current Indemnity Escrow Amount, no amount shall be released, pursuant to this provision at such time; and provided further that any dispute as to the appropriate amount of such good faith estimate shall be resolved in accordance with Section 10.06 hereof. Within one
(1) Business Day of the final resolution of each indemnity claim properly brought and pending as of the Expiration Date by (x) mutual written agreement of Parent and the Representative or (y) a final award of an arbitral tribunal in accordance with Section 10.06, Parent and the Representative shall give joint written instructions to the Escrow Agent to release to the Stockholders and the Optionholders in accordance with their respective Applicable Percentage the amount, if any, by which the estimated Losses in respect of such claim exceeded the finally determined Losses in respect of such claim. Upon final resolution of all indemnity claims properly brought and pending as of the Expiration Date by
(x) mutual written agreement of Parent and the Representative or (y) a final award of an arbitral tribunal in accordance with Section 10.06, Parent and the Representative shall give joint written instruction to the Escrow Agent to release to the Stockholders and the Optionholders in accordance with their respective Applicable Percentage the remaining balance, if any, of the Indemnity Escrow Amount.

                  Section 9.07 No Right of Contribution. GFI acknowledges and agrees that, upon and after the Closing, the Company shall not have any liability or obligation to indemnify, save or hold harmless or otherwise pay, reimburse or make GFI or any other Stockholder or Optionholder whole for or on account of any claim for indemnification by Parent pursuant to this Article IX or any untruth, inaccuracy or incorrectness of, or other breach of, any representation or warranty or the nonfulfillment, nonperformance, nonobservance or other breach or violation of, or default under, any covenant or agreement made by GFI or the Company in this Agreement, and neither GFI nor any Stockholder or Optionholder shall have any right of contribution against the Company.

                  Section 9.08 Exclusive Remedy. Following the Closing the sole and exclusive remedy for each of the Parent Indemnified Parties and Stockholder Indemnified Parties with respect to any and all claims relating to a breach of this Agreement (other than claims of, or causes of action, arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Article IX which, in the case of the Parent Indemnified Parties, limit indemnification to recovery of amounts from the Indemnity Escrow Account and which in the case of the Shareholder Indemnified Parties, limit indemnification to an amount equal to the Escrow Amount. In furtherance of the foregoing, each of the Parent Indemnified Parties and the Stockholder Indemnified Parties hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against the other parties hereto, arising under or based upon any Federal, state, local or foreign Law. Notwithstanding anything to the contrary in this Agreement, this Section 9.08 shall not limit a party's right to specific performance or injunctive relief in connection with the other party's breach of its covenants in this Agreement.

                  Section 9.09 Losses Net of Insurance, Tax Benefits. The amount of any Loss for which indemnification is provided to a Parent Indemnified Party or a Stockholder Indemnified Party, as the case may be, under this Article IX shall be (i) increased to take account of any net Tax cost (except as provided below) actually incurred by such Indemnified Party or any Consolidated Tax Group of which it is a member arising from the receipt of indemnity payments hereunder, (ii) reduced to take account of any net Tax benefit actually realized by such Indemnified Party or any Consolidated Tax Group of which it is a member arising from the incurrence or payment of any such Loss, and (iii) net of any amounts recovered by, the such Indemnified Party with respect to such Loss under insurance policies. For the avoidance of doubt, the parties acknowledge and agree that (i) a net Tax cost shall not include any portion of the gain or decrease in the loss, as the case may be, that would be recognized by Parent or any Affiliate of Parent upon a disposition of any shares of stock of the Company, and (ii) an Indemnified Party, in accordance with Section 9.12(k) below, shall not treat the receipt of any indemnity payment hereunder as taxable income to such Indemnified Party unless required to do so by applicable Tax Law. In computing the amount of any such net Tax cost or net Tax benefit, the Indemnified Party shall be deemed to realize all other items of income, gain, loss, deduction or credit before realizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss. An Indemnified Party shall be deemed to have "actually realized" a net Tax cost or a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable (as determined on a present value basis in the taxable year in which such indemnity payment is made using a discount rate of 7%) by such Indemnified Party is increased above or reduced below, as the case may be, the amount of Taxes that such Indemnified Party would be required to pay but for the receipt or accrual of the indemnity payment or the incurrence or payment of such indemnified amount, as the case may be. An Indemnified Party shall submit claims under and diligently pursue recovery under all insurance policies under which any Losses may be insured.

                  Section 9.10 No Consequential Damages. Notwithstanding anything to the contrary contained in this agreement, no Person shall be liable to or otherwise responsible for consequential damages, punitive damages or for diminution in value or lost profits (except with respect to payment of any such damages in respect of Third-Party Claims).

                  Section 9.11 Subrogation of Rights. The Indemnifying Party shall be subrogated to all rights and remedies of the Indemnified Party. Each Indemnified Party shall take all commercially reasonable action to perfect the above subrogation rights and, prior to seeking any indemnification from any Indemnifying Party, the Indemnified Party shall pursue all claims of the Company, the Surviving Corporation and the Subsidiaries under all of its agreements and instruments, including without limitation, those agreements and instruments relating to prior acquisitions by the Company or the Subsidiaries. Notwithstanding the foregoing, nothing herein shall prevent an Indemnified Party from asserting a claim pursuant to Sections 9.02 and 9.05 hereof prior to or in conjunction with pursuing such claims against other parties; provided, however, that the Indemnified Party may not pursue such claim against the Indemnifying Party until it has complied with its obligations under this Section 9.11.

                  Section 9.12 Tax Matters. (a) The Representative shall be responsible for causing to be filed all Tax Returns required or permitted by applicable Law to be filed by the Company and its Subsidiaries with respect to taxable periods that end on or before the Closing Date (such periods, the "Pre-Closing Periods" and such Tax Returns, the "Pre-Closing Period Tax Returns"). All such Pre-Closing Period Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Company and its Subsidiaries, except as required by applicable Law. If any such Pre-Closing Period Tax Returns are due after the Closing, (i) the Representative shall prepare and submit such Tax Returns to Parent if the Representative is not authorized to file such Pre-Closing Tax Returns by applicable law, and (ii) Parent shall file (or cause to be filed) such Pre-Closing Period Tax Returns with the appropriate taxing authority and pay (except as set forth below) the Taxes shown as due and payable on such Tax Return as prepared by the Representative. The Escrow Agent shall disburse to the Representative or the Parent, as applicable, from the Indemnity Escrow Amount, at least three (3) Business Days before the due date of the applicable Pre-Closing Period Tax Return, an amount equal to the portion of the Taxes shown as due and payable on such Tax Return as prepared by the Representative (or, in the case of a dispute (as described below) that is not resolved by the due date for the filing of such Tax Return (including extensions), such Tax Return shall be filed in accordance with Parent's determination and the amount disbursed from the Indemnity Escrow Amount shall include the amount in dispute) but only to the extent such Taxes were not (i) taken into account as a liability in the determination of Final Closing Working Capital or (ii) paid prior to the Closing, including as a payment of an estimated Tax. For the avoidance of doubt, Parent shall be responsible for the payment of any Taxes taken into account as a Liability in the determination of the Final Closing Working Capital and shall remit such amount to the relevant taxing authority (or, if the Representative files the applicable Pre-Closing Period Tax Return, Parent shall remit such amount to the Representative).

                           (b) The Representative shall submit to Parent a draft
of each Pre-Closing Period Tax Return (regardless of whether Parent or the Representative, as the case may be, must file such Tax Return under applicable
Law) at least forty-five (45) days prior to the due date for the filing of such Tax Return (taking into account any extensions thereof), together with the Representative's calculation of the Tax for the Pre-Closing Period and the details supporting such calculation. Such draft Tax Return and calculation shall be subject to Parent's review and approval. Parent may, after receipt of such draft Tax Return and calculation (with supporting details), notify the Representative, in writing, of any disagreement with such Tax Return and/or calculation. If Parent notifies the Representative, in writing, of any such disagreement, Parent and the Representative shall proceed in good faith to attempt to resolve such disagreement. If they do not resolve such disagreement by the due date for the filing of such Tax Return (including extensions), the Representative or Parent, as applicable, shall cause the Tax Return to be filed, and the Neutral Auditors shall be retained to resolve such disagreement. In resolving any such disagreement, the Neutral Auditor shall apply principles consistent with the Company's or, as applicable, its Subsidiary's past practice (in the case of any Subsidiary of the Company during the period that the Company owned such Subsidiary); provided, however, that the Neutral

Auditor shall not be required to follow past practice to the extent the Neutral Auditor reasonably determines, in writing, that (i) the relevant past practice is contrary to applicable Tax Law, or (ii) the applicable Tax Return could not have been filed without being subject to penalties. The principles of Section 2.06(d) with respect to the scope and timing of determination, the effect of such determination, and the payment of the fees and expenses of the Neutral Auditor shall apply. If the Tax, as determined by the Neutral Auditors, for the Pre-Closing Period is less than the amount of such Tax disbursed from the Indemnity Escrow Amount, Parent shall pay to the Stockholders and Optionholders, in accordance with their respective Applicable Percentages, the amount by which the finally determined Tax for the Pre-Closing Period is less than the amount of such Tax shown as payable on the applicable Pre-Closing Period Tax Return. Parent shall make such payment on the later of the due date (taking into account any extension thereof) of the Pre-Closing Period Tax Return or five (5) days after the determination of the amount of the Tax by the Neutral Auditors for the Pre-Closing Period, if such determination is made after such due date.

                           (c) Parent, the Company, or its Subsidiaries shall be
responsible for filing all Tax Returns required to be filed by the Company or its Subsidiaries with respect to Straddle Periods and periods that begin after the Closing Date. The Escrow Agent shall disburse to Parent from the Indemnity Escrow Amount at least three (3) Business Days before the due date of the applicable Tax Return for a Straddle Period an amount equal to the portion of the Taxes shown as due and payable on such Tax Return that are allocable to the Pre-Closing Straddle Period as determined under this Section 9.12(c) (including any amounts remaining in dispute and for which resolution has not occurred (as described below) prior to the due date for filing such Tax Return (including extensions)) but only to the extent such Taxes were not (i) taken into account as a liability in the determination of Final Closing Working Capital or (ii) paid prior to the Closing, including as a payment of an estimated Tax. Parent shall pay or cause to be paid all Taxes due and payable in respect of all such Straddle Period Tax Returns. For the avoidance of doubt, Parent shall be responsible for the payment of any Taxes taken into account as a liability in the determination of the Final Closing Working Capital and shall remit such amount to the relevant taxing authority. In order to apportion appropriately any Taxes relating to a Straddle Period, the parties shall, to the extent permitted under applicable Tax Law, elect with the relevant taxing authority to treat for all Tax purposes the Closing Date as the last day of the taxable year or period of the Company and its Subsidiaries. In any case where applicable Tax Law does not permit the Company or its Subsidiaries to treat the Closing Date as the last day of the taxable year or period, the portion of any Taxes that are allocable to the portion of the Straddle Period ending on and including the Closing Date (the "Pre-Closing Straddle Period") shall be: (A) in the case of Taxes that are imposed on a periodic basis (and not based on invoices, receipts, sales or payments), deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period, and (B) in the case of Taxes not described in (i) (such as taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), deemed equal to the amount that would be payable if the taxable year or period ended and the books closed at the close of the Closing Date.

                           (d) Parent shall submit to the Representative a draft
of each Straddle Period Tax Return prepared, except as otherwise required by Law or to the extent that counsel for Parent reasonably determines, in writing, that such a Tax Return could not be so prepared and filed without being subjected to penalties, in a manner that is consistent with the Company's or, as applicable, any of its Subsidiary's past practice (in the case of any Subsidiary of the Company during the period that the Company owned such Subsidiary) at least forty-five (45) days prior to the due date for the filing of such Tax Return (taking into account any extensions thereof), together with Parent's calculation of the Tax for the Pre-Closing Straddle Period and the details supporting such calculation. Such draft Tax Return and calculation shall be subject to the Representative's review and approval. The Representative may, after receipt of such draft Tax Return and calculation (with supporting details), notify Parent, in writing, of any disagreement with such Tax Return and/or calculation. If the Representative notifies Parent, in writing, of any such disagreement, Parent and the Representative shall proceed in good faith to attempt to resolve such disagreement. If they do not resolve such disagreement by the due date (including extensions) for the filing of such Tax Return, Parent shall cause the Tax Return to be filed, and the Neutral Auditors shall be retained to resolve such disagreement. The principles of Section 2.06(d) with respect to the scope and timing of determination, the effect of such determination, and the payment of the fees and expenses of the Neutral Auditors shall apply. If the Tax, as determined by the Neutral Auditors, for the Pre-Closing Straddle Period is less than the amount of such Tax disbursed from the Indemnity Escrow Amount, Parent shall pay to the Stockholders and Optionholders, in accordance with their respective Applicable Percentages, the amount by which the finally determined Tax for the Pre-Closing Straddle Period is less than the amount of such Tax. Parent shall make such payment on the later of the due date (taking into account extension thereof) of the Straddle Period Tax Return or five (5) days after the determination of the amount of the Tax by the Neutral Auditors for the Pre-Closing Straddle Period, if such determination is made after such due date.

                           (e) Notwithstanding any other provision in this
Agreement, the Parent Indemnified Parties shall have no recourse against the Indemnity Escrow Amount for any liability for Taxes attributable to any action taken on the Closing Date after the Closing by Parent or any Affiliate thereof (other than any such action expressly required by this Agreement).

                           (f) After the Closing Date, each of Parent, the
Company and its Subsidiaries, on the one hand, and the Representative, on the other, shall (i) provide, or cause to be provided, to each other's respective subsidiaries, officers, employees, representatives and affiliates, such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return or any audit of the Company or its Subsidiaries in respect of which Parent, the Company and its Subsidiaries, as the case may be, is responsible pursuant to this Article IX, (ii) retain, or cause to be retained, for so long as any such Taxable years or Audits shall remain open for adjustments, any records or information which may be relevant to any such Tax Returns or audits, and (iii) compensate the other party for all reasonable out-of-pocket costs incurred by such other party in connection with providing any assistance requested pursuant to (i). The assistance provided for in this Section 9.12(f) shall include, without limitation, each of the Parent, the Company and its Subsidiaries, and the Representative (x) making their agents and employees and the agents and employees of their respective subsidiaries and Affiliates available to each other on a mutually convenient basis to provide such assistance as might reasonably be expected to be of use in connection with any such Tax Returns or audits and (y) providing, or causing to be provided, such information as might reasonably be expected to be of use in connection with any such Tax Returns or audits, including without limitation records, returns, schedules, documents, work papers, opinions, letters or memoranda, or other relevant materials relating thereto.

                           (g) Each of Parent, the Company or its Subsidiaries,
and the Representative, shall promptly inform, keep regularly apprised of the progress with respect to, and notify the other party in writing after the receipt of any notice of any audit in respect of any Tax Liability for which it was responsible hereunder which could affect the Tax liability of such other party for any taxable year; provided, however, that a failure by a party to provide such notice will not affect such party's right to indemnification for Taxes under this Article IX except to the extent that the Indemnifying Party was materially prejudiced by such failure.

                           (h) Any Tax refund or equivalent benefit actually
realized through a reduction in any Tax Liability (including any interest with respect thereto) relating to the Company or any Subsidiary for any taxable period shall be the property of Parent.

                           (i) Any Conveyance Taxes payable in connection with
the transactions contemplated by this Agreement shall be borne by Parent; provided that the Representative shall execute and deliver all instruments and certificates necessary to enable Parent to comply with the foregoing.

                           (j) All payments payable under any Tax sharing
agreement (or other similar arrangement) between GFI (or any Affiliate thereof) and the Company (or any Subsidiary) shall be calculated on a basis consistent with past practice and shall be payable in full prior to the Closing Date. Any such agreement or arrangement between GFI (or any Affiliate thereof) and the Company (or any Subsidiary) shall be terminated prior to the Closing Date.

                           (k) GFI and Parent agree to treat all payments made
by either of them to or for the benefit of the other (including any payments to the Company or any Subsidiary) under any indemnity provision of this Agreement and for any misrepresentations or breaches of warranties or covenants as adjustments to the Merger Consideration for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that any applicable Tax Law would not permit such treatment, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-Tax basis to the extent provided by Section 9.09 hereof.

                           (l) Except with respect to any action required to be
taken by the Parent or any Affiliate thereof under applicable Tax Law, neither the Parent nor any Affiliate thereof shall take or allow to be taken any action to contact a taxing authority regarding any Tax reporting position of the Company or any Subsidiary of the Company in respect of a Pre-Closing Period or Straddle Period the effect of which is to accelerate the making of any claim, the commencement of any audit or other inquiry by a taxing authority or the payment of (or increase in the amount of) any Excluded Tax. If Parent or any Affiliate thereof takes or causes to be taken any such action, the indemnity provided in this Article IX shall be void solely with respect to any associated payment of (or increase in) Excluded Taxes; provided, that the participation by (or the representation) of the Parent or any Affiliate thereof in a Tax audit, examination or other proceeding shall have no effect on the Parent's right to indemnification under this Section 9.12.

                           (m) Unless required by applicable Tax Law or after
receipt of the written consent of the Representative, neither the Parent nor any Affiliate thereof shall amend any Pre-Closing Period Tax Return or Straddle Period Tax Return of the Company or any Subsidiary, and, if the Parent or such Affiliate amends any such Tax Return, the indemnity provided in this Article IX shall be void solely with respect to any associated payment of (or increase in) Excluded Taxes.

                           (n) With respect to Tax matters, nothing in this
Article IX or elsewhere in this Agreement shall require a party to reimburse another party more than once for the same Tax benefit or to indemnify a party more than once for the same Tax Liability.

                  Section 9.13 Stockholder Representative. In connection with this Agreement, GFI, as stockholder representative (the "Representative"), shall have exclusive power and authority with respect to any action taken pursuant to this Agreement (including, without limitation, with respect to indemnification claims, waivers and the Merger Consideration adjustment) and the Parent Indemnified Parties shall be entitled to rely on such actions of GFI.

                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

                  Section 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

                           (a) If to Parent or Merger Sub:

                               Dycom Industries, Inc.
                               First Union Center
                               Suite 500
                               4440 PGA Boulevard
                               Palm Beach Gardens, FL  33410
                               Facsimile:
                               Attention: Mike Miller, Esq.

                               With a copy to:

                               Shearman & Sterling LLP
                               599 Lexington Avenue
                               New York, New York  10022
                               Facsimile: (212) 848-7179
                               Attention: Stephen M. Besen, Esq.

                           (b) If to GFI, the Representative or the Company:

                               GFI Energy Ventures LLC
                               11611 San Vicente Blvd.
                               Suite 710
                               Los Angeles, CA  90047
                               Facsimile: (310) 442-0540
                               Attention: Ian Schapiro

                               With a copy to:

                               Skadden, Arps, Slate, Meagher & Flom LLP
                               310 S. Grand Avenue
                               Suite 3400
                               Los Angeles, CA  90071
                               Facsimile: (213) 687-5600
                               Attention: Jeffrey H. Cohen, Esq.

                  Section 10.02 Certain Definitions.

                           (a) For purposes of this Agreement and the Company
Disclosure Schedule:

                  "2003 Tax Liability" means the aggregate Tax Liabilities that are unpaid as of the Closing Date and otherwise constitute Excluded Taxes of the Company and its Subsidiaries for any tax period beginning on or after January 1, 2003 and ending on or before the Closing Date and for any Pre-Closing Straddle Period.

                  "Accounts Receivable" means any and all accounts receivable, notes and other amounts receivable from third parties, including, without limitation, customers and employees, arising from the conduct of the business of the Company and its Subsidiaries.

                  "Additional Merger Consideration" has the meaning set forth in
Section 2.06(e)(i).

                  "Adjustment Escrow Amount" equals $500,000.

                  "Affiliate(s)" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

                  "Affiliated Group" means any consolidated, affiliated, combined or unitary group of companies or corporations for federal, state, local or foreign Tax purposes with respect to which the Company or any Subsidiary is or has been a member.

                  "Aggregate Fully-Diluted Shares" shall have the meaning set forth in Section 2.02 (b).

                  "Aggregate Option Exercise Price" shall have the meaning set forth in Section 2.02(b).

                  "Applicable Percentage" of any Stockholder or Optionholder, as the case may be, means the quotient (expressed as a percentage) of (i) the amount such holder is entitled to receive pursuant to Section 2.04 or 2.03, as the case may be, over (ii) the Merger Consideration.

                  "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

                  "Capital Source Credit Agreement" means the Revolving Credit, Term Loan and Security Agreement, among the Company, UtiliQuest, LLC, Underground Technology Incorporated and Capital Source Finance LLC, dated as of December 6, 2002.

                  "Closing Date Debt" means (i) the aggregate amount of Indebtedness of the Company and its Subsidiaries (including any current portion) outstanding immediately prior to the Effective Time plus (ii) all accrued and unpaid interest thereon plus (iii) the aggregate amount of premiums, prepayment penalties, make-wholes or similar amounts payable in connection with the payment or redemption of such Indebtedness, including any fees and expenses incurred in connection therewith.

                  "Code" means the Internal Revenue Code of 1986, as amended through the date hereof.

                  "Company Common Stock" means the shares of common stock, $0.001 par value per share, of the Company.

                  "Company IP Agreements" means (a) licenses or assignments of Intellectual Property by the Company to any third party, (b) licenses or assignments of Intellectual Property by any third party to the Company, (c) agreements between the Company and any third party relating to the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking, advertisement or other practices with respect to Internet web sites, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Owned Intellectual Property.

                  "Company Stock Option Plan" means the UtiliQuest Holdings Corp. 2001 Omnibus Stock Incentive Plan.

                  "Consolidated Tax Group" shall mean any affiliated group filing a consolidated federal income Tax Return within the meaning of Section 1504(a) of the Code or any similar state, local or foreign Tax Law.

                  "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

                  "Conveyance Taxes" means sales, use, value added, transfer, stamp, share, stock transfer, real property transfer or gains and other similar Taxes.

                  "Encumbrance" means any security interest, pledge, hypothecation, mortgage, lien (including, without limitation, environmental and Tax liens), charge, encumbrance, right of first refusal, option, servient easement, adverse claim, reversion reverter, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

                  "Environmental Law" means any applicable United States federal, state or local or non-United States laws relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, human health or natural resources.

                  "Escrow Accounts" means the Adjustment Escrow Account and the Indemnity Escrow Account.

                  "Excluded Taxes" means after taking into account with respect to Income Taxes the deemed utilization of any net operating loss carrybacks or carryforwards of the Company or any Subsidiary, as the case may be, as of the Closing Date and unreduced by the Parent's or any Affiliate of Parent's, including the Company or any Subsidiary, use of such net operating losses, (i) Taxes imposed on or payable by the Company or any Subsidiary for any Pre-Closing Period Tax Return or Pre-Closing Straddle Period and (ii) Taxes imposed on Parent or the Company as a result of any breach of warranty or representation relating to Taxes, or breach by GFI of any covenant relating to Taxes; provided, however, that Excluded Taxes shall not include Taxes relating to the absence or loss, in each case in whole or in part, of any Tax attribute, including, but not limited to, any net operating loss of the Company or any of its Subsidiaries. Notwithstanding the foregoing, any such Taxes described in clause (i) or (ii) of the preceding sentence shall be treated as Excluded Taxes only to the extent that such Taxes exceed the amount, if any, specifically reserved for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Final Closing Working Capital.

                  "Expenses" shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the solicitation of stockholder approvals, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to the closing of the merger and the other transactions contemplated by this Agreement.

                  "Gerblick Notes" means Promissory Note A and Promissory Note
B.

                  "Hazardous Substances" means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas, and any mixtures thereof, (iv) polychlorinated biphenyls, asbestos and radon, and (v) any contaminant, substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

                  "Income Taxes" means Excluded Taxes imposed on or measured by income or capital gain.

                  "Indebtedness" means, with respect to any Person, (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all liabilities secured by any Encumbrances on any property,
(iv) all obligations of such Person as lessee under leases that have been or should be, in accordance with U.S. GAAP, recorded as capital leases, (v) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities other than performance bonds or letters of credit supporting insurance policies or programs and (vi) all guarantee obligations; provided, that guarantee obligations entered into, or collateral posted in connection with insurance policies or performance bonds, shall be deemed not to constitute Indebtedness.

                  "Indemnity Escrow Account" means that account with the Escrow Agent into which the Indemnity Escrow Amount is deposited in accordance with the terms of this Agreement.

                  "Indemnity Escrow Amount" equals $10,000,000.

                  "Intellectual Property" means (i) United States, non-United States and international patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and other identifiers of source or goodwill, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, and
(iv) confidential and proprietary information, including trade secrets, know-how and invention rights.

                  "Inventory" means all stock in trade, merchandise, goods, supplies and other products, raw materials, work-in-process and finished products related primarily to the business, together with all rights against suppliers of such inventories (including claims receivable for rejected inventory), and all prepayments and amounts paid on deposit with respect to the same (including any of the foregoing owned by the Company but at metered customer locations or in the possession of manufacturers, suppliers or dealers or in transit or returned goods).

                  "Knowledge of the Company" means the actual knowledge of the persons listed on Schedule I hereto or the Knowledge such persons would have had after reasonable inquiry of the persons responsible for the applicable area.

                  "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law, Action or Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

                  "Licensed Intellectual Property" means Intellectual Property licensed to the Company pursuant to a Company IP Agreement.

                  "Material Adverse Effect" means any material adverse effect on
(i) the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall be considered a Material Adverse Effect: (i) changes in general economic conditions,(ii) any changes generally affecting the industries in which the Company and its Subsidiaries operate, or (iii) the execution of this Agreement, the public announcement of the transactions contemplated hereby or the consummation of the transactions contemplated hereby.

                  "Merger Consideration" has the meaning set forth in Section 2.02(a).

                  "Non-Income Taxes" means any Excluded Taxes other than Income Taxes.

                  "Owned Intellectual Property" means Intellectual Property owned by the Company.

                  "Person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange
Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

                  "Per Share Merger Consideration" shall have the meaning set forth in Section 2.02(b).

                  "Promissory Note A" means the promissory note, dated September 27, 2002, in favor of the James G. Gerblick Trust in the original principal amount of $3 million, together with interest in arrears on the unpaid principal balance at an annual rate of 6%, which is due on the third anniversary of its issuance, as such is amended (or the obligations thereunder are revised) pursuant to the Settlement Agreement and Mutual Release.

                  "Promissory Note B" means the promissory note, dated September 27, 2002, in favor of the James G. Gerblick Trust in the amount of $3.6 million, together with interest in arrears on the unpaid principal balance at an annual rate of 6%, which is due on the fifth anniversary of its issuance.

                  "Settlement Agreement and Mutual Release" means the agreement to be entered into among UtiliQuest Holdings Corp., James G. Gerblick, and The James G. Gerblick Trust, amending the terms of (or revising the obligations under) Promissory Note A and releasing certain claims against James G. Gerblick and the James G. Gerblick Trust.

                  "Straddle Period" shall mean any taxable period beginning before the Closing Date and ending after the Closing Date.

                  "Subsidiary" or "Subsidiaries" means any person controlled by the Company, directly or indirectly, through one or more intermediaries.

                  "Targeted Working Capital" equals $800,000.

                  "Tax" or "Taxes" means (i) any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, share capital, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; (ii) any liability for the payment of any Tax as a result of membership in any Affiliated Group and (iii) any transferee or secondary liability in respect of any Tax (whether imposed by Law or contractual arrangement).

                  "Tax Returns" means any return, declaration, report, election, claim for refund or information return or other statement or form relating to, filed or required to be filed with any taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

                  "U.S. GAAP" means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

                  "Working Capital" means the consolidated net current assets (including current assets relating to tax refunds and cash and deposits to the extent not applied to reduce Indebtedness prior to the Closing) less the consolidated net current liabilities of the Company and its Subsidiaries, plus all cash used by the Company or any of its Subsidiaries to support insurance programs or policies or performance bonds regardless of the GAAP characterization of such cash, excluding (i) the current portion of any Indebtedness to the extent included in Closing Date Debt, (ii) any accrued but unpaid management fees, (iii) any interest accrued or fees payable on Indebtedness to the extent included in Closing Date Debt and (iv) any deferred taxes shown on the Closing Balance Sheet but including as a fixed amount (not subject to adjustment) $7,764,000 of deferred taxes as a current asset, all, except as otherwise provided above, as determined in accordance with GAAP and applied in a manner consistent with the Company's past practice.

                  (c) The following terms have the meaning set forth in the Sections set forth below:

                       Defined Term                                  Location of Definition
                       ------------                                  ----------------------
AAA...........................................................           Section 10.06

Action........................................................           Section 3.08

Agreement.....................................................           Preamble

Assignment Agreement..........................................           Section 6.07(a)

Business Combination..........................................           Section 6.02

Byers.........................................................           Section 6.07

Certificates..................................................           Section 2.04(a)

Certificate of Merger.........................................           Section 1.02

Closing.......................................................           Section 1.02

Closing Balance Sheet.........................................           Section 2.06(a)

Closing Date..................................................           Section 1.02

Closing Expenses..............................................           Section 8.03(a)

Closing Financial Data........................................           Section 2.06(b)

Closing Working Capital.......................................           Section 2.06(a)

Company.......................................................           Preamble

Company Disclosure Schedule...................................           Article III

Confidentiality Agreement.....................................           Section 6.01(b)

DGCL..........................................................           Recitals

Dispute.......................................................           Section 10.06(a)

Dissenting Shares.............................................           Section 2.10

Effective Time................................................           Section 1.02

                       Defined Term                                    Location of Definition
                       ------------                                    ----------------------
Enron.........................................................           Section 6.07

Environmental Permits.........................................           Section 3.18(a)

ERISA.........................................................           Section 3.12(a)

Escrow Agent..................................................           Recitals

Escrow Agreement..............................................           Recitals

Estimated Balance Sheet.......................................           Section 2.06(a)

Estimated Working Capital.....................................           Section 2.06(a)

Expiration Date...............................................           Section 9.01(a)

Financial Statements..........................................           Section 3.09(a)(i)

GFI...........................................................           Preamble

Governmental Authority........................................           Section 3.06(b)

HSR Act.......................................................           Section 3.06(b)

Indemnified Party.............................................           Section 9.05

Indemnifying Party............................................           Section 9.05

Interim Financial Statements..................................           Section 3.09(a)(ii)

JEDI..........................................................           Section 6.07

Law...........................................................           Section 3.06(a)

Lease Documents...............................................           Section 3.15(b)

Liens.........................................................           Section 3.15(a)

Loss..........................................................           Section 9.02

Losses........................................................           Section 9.02

                       Defined Term                                    Location of Definition
                       ------------                                    ----------------------
Material Contracts............................................           Section 3.21(a)

Merger........................................................           Recitals

Merger Payment................................................           Section 2.04(a)

Merger Sub....................................................           Preamble

Neutral Auditor...............................................           Section 2.06(d)

New York Courts...............................................           Section 10.06(e)

Optionholders.................................................           Section 2.03

Option........................................................           Section 2.03

Order.........................................................           Section 7.01(b)

Organizational Documents......................................           Section 3.03

Parent........................................................           Preamble

Parent Indemnified Parties....................................           Section 9.02

Parent's Representatives......................................           Section 6.01(a)(i)

Permits.......................................................           Section 3.07

Permitted Liens...............................................           Section 3.15(a)

Per Share Merger Consideration Certificate....................           Section 2.05

Plans.........................................................           Section 3.12(a)

Power Fund....................................................           Section 6.07

Pre-Closing Periods...........................................           Section 9.12(a)

Pre-Closing Period Tax Returns................................           Section 9.12(a)

Pre-Closing Straddle Period...................................           Section 9.12(c)

                       Defined Term                                    Location of Definition
                       ------------                                    ----------------------
Press Release.................................................           Section 6.05

Related Party Transaction.....................................           Section 3.23

Representatives...............................................           Section 6.02

Resolution Period.............................................           Section 2.06(c)

Robertson.....................................................           Section 6.07

Rules.........................................................           Section 10.06(a)

Seller Parties................................................           Section 6.07

Settlement Agreement..........................................           Section 6.07

Shares........................................................           Section 2.01(a)

Stockholder...................................................           Section 2.01(a)

Stockholder Indemnified Parties...............................           Section 9.03

Surviving Corporation.........................................           Section 1.01

Third Party Claims............................................           Section 9.05(b)

Trutta........................................................           Section 6.07

UPA...........................................................           Section 6.07

UQ Acquisition Claims.........................................           Section 6.07

UQ Escrow Agreement...........................................           Section 6.07

WARN..........................................................           Section 3.12(h)(i)

                  Section 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

                  Section 10.04 Entire Agreement; Assignment. This Agreement, the Escrow Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned, except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any Affiliate of Parent, provided that no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

                  Section 10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  Section 10.06 Arbitration; Legal Proceedings.

                           (a) Submission of Controversy to Arbitration. Except
as provided in Section 2.06 and 9.12, any dispute, claim or controversy arising out of or relating to this Agreement, including the breach, termination or validity thereof and the arbitrability of any claim thereunder (a "Dispute"), shall be settled by final and binding arbitration in the Borough of Manhattan of the City of New York, under the then-effective Commercial Arbitration Rules of the American Arbitration Association ("AAA"), (the "Rules") as modified by this Agreement. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The award rendered by the arbitrator shall be final and binding on the parties. There shall be one arbitrator who shall be appointed by the parties within twenty (20) days of receipt by the respondent(s) of the demand for arbitration. If the parties are unable to timely agree on one arbitrator, they shall ask the AAA to appoint one in accordance with the listing, striking and ranking procedure in the Rules and such appointment shall be binding on the parties. Parent and the Surviving Corporation shall act and be treated as one party for all purposes in any arbitration, including selection of the arbitrator. The arbitrator shall have the authority to award any remedy or relief that a court in the State of New York could order or grant, including specific performance of any obligation created under this Agreement, the issuance of an injunction or other provisional relief, or the imposition of sanctions for abuse or frustration of the arbitration process. The arbitral tribunal shall apply the law of the state of New York in deciding the merits of any Dispute. The arbitration award will be in writing.

                           (b) Arbitration to Be Expeditious. It is the intent
of the parties that any arbitration shall be concluded as quickly as reasonably practicable. Unless the parties otherwise agree, once commenced, the hearing on the disputed matters shall be held four
(4) days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrator shall use all reasonable efforts to issue the final award or awards within a period of five (5) Business Days after closure of the proceedings. Failure of the arbitrator to meet the time limits of this Section 10.6 shall not be a basis for challenging the award.

                           (c) Discovery and Certain Evidentiary Matters.
Consistent with the expedited nature of arbitration, each party will, upon the timely written request of the other party, promptly provide the other with copies of documents relevant to the issues raised by any claim or counterclaim. Upon the timely request of a party, the arbitrator shall have the discretion to order examination by deposition of witnesses to the extent the arbitrator deems such discovery relevant and appropriate. In considering the relevancy, materiality, and admissibility of evidence, the arbitrators shall take into account, among other things, applicable principles of legal privilege, including the attorney-client privilege, the work product doctrine, and the self-evaluative privilege, and appropriate protection of confidential information.

                           (d) Costs of Arbitration. The parties shall share
equally the fees and expenses of the arbitrator.

                           (e) Jurisdiction and Process. Each party hereto
hereby submits to the exclusive jurisdiction of any New York federal court in the Borough of Manhattan, City of New York and if the court lacks jurisdiction over such proceeding, to the exclusive jurisdiction of any New York state court in the Borough of Manhattan, City of New York (collectively, the "New York Courts"), for the purpose of an order to compel arbitration and for provisional remedies or other relief in aid of arbitration, and to the non-exclusive jurisdiction of the New York Courts for the enforcement of any award issued hereunder. Each party hereby submits to personal jurisdiction in the New York Courts and irrevocably waives any objection as to venue therein, and further agrees not to plead or claim in any such court that any such proceeding has been brought in an inconvenient forum.

                  Section 10.07 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity.

                  Section 10.08 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, Parent, the Company and GFI or (b) by a waiver in accordance with Section 10.08.

                  Section 10.09 Waiver. Any party hereto may (a) extend the time for the performance of any obligations or other acts of any other party hereto,
(b) waive any inaccuracies in the representations and warranties of any other party hereto contained herein or in any document delivered by such other party pursuant hereto or (c) waive compliance with any of the agreements of any other party hereto or conditions to such party's obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

                  Section 10.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  Section 10.11 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of the nouns and pronouns shall include the plural and vice versa.

                  Section 10.12 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                     [REST OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, Parent, Merger Sub, the Company and GFI have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                    DYCOM INDUSTRIES, INC.

                                    By: /s/ Steven Nielsen
                                       -----------------------------------------
                                    Name:  Steven Nielsen
                                    Title: President and Chief Executive Officer

                                    UTILIQUEST ACQUISITION CORP.

                                    By: /s/ Steven Nielsen
                                       -----------------------------------------
                                    Name:  Steven Nielsen
                                    Title: President

                                    UTILIQUEST HOLDINGS CORP.

                                    By: /s/ Rob Karam
                                       -----------------------------------------
                                    Name:  Rob Karam
                                    Title: Vice President

                                    OCM/GFI POWER OPPORTUNITIES FUND, L.P.

                                    (in its own capacity and as Representative)

                                    By: GFI Energy Ventures LLC, its Co-General
                                    Partner

                                    By: /s/ Ian Schapiro
                                       ------------------------------
                                    Name:  Ian Schapiro
                                    Title: Principal

                                       65